Exhibit 2.1

Execution Version

MEMORANDUM OF UNDERSTANDING

BY AND BETWEEN

TAHOE BIDCO (CAYMAN), LLC

AND

TALEND S.A.

DATED AS OF MARCH 10, 2021

TABLE OF CONTENTS
(Continued)

		Page

4.24.	Disclosure	56
4.25.	Acknowledgement	56

Article V REPRESENTATIONS AND WARRANTIES OF Parent		57
5.1.	Organization, Good Standing and Qualification	57
5.2.	Corporate Authority	57
5.3.	Non-contravention	57
5.4.	Required Consents	57
5.5.	Disclosure	58
5.6.	Equity Commitment Letter	68
5.7.	Litigation	59
5.8.	No Other Parent Representations	59
5.9.	Acknowledgement	59

Article VI REGULATORY AUTHORITIES		59
6.1.	Consents from Relevant Authorities	59
6.2.	Other Consents	61
6.3.	Treatment of Sensitive/Privileged Information	61

Article VII ADDITIONAL COVENANTS		62
7.1.	Covenants of the Company	62
7.2.	Covenants of Parent and the Company	70
7.3.	Employee Matters	72
7.4.	Financing	74
7.5.	Post-Offer Reorganizations	75

Article VIII CONDITIONS		77
8.1.	Minimum Condition	77
8.2.	Additional Conditions to the Consummation of the Offer	78

Article IX TERMINATION		79
9.1.	Termination by Mutual Agreement	79
9.2.	Termination by Either Party	79
9.3.	Termination by Parent	79
9.4.	Termination by the Company	80
9.5.	Effect of Termination	81

Article X MISCELLANEOUS		84
10.1.	Survival	84
10.2.	Amendment and Waiver	84
10.3.	Assignment	85
10.4.	Entire Agreement; No Third-Party Beneficiaries	85

-iii-

TABLE OF CONTENTS
(Continued)

ANNEXES

Annex 1 – Announcements

Annex 2 – Antitrust Laws

-iv-

This Memorandum of Understanding (this “MoU”) is made and entered into as of March 10, 2021, by and between Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”) and Talend S.A., a société anonyme organized under the laws of France (the “Company”). Parent and the Company are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

(A)            WHEREAS, upon the terms and subject to the conditions set forth in this MoU, Parent is seeking to (i) acquire all the outstanding ordinary shares, nominal value of €0.08 per share, of the Company (the “Company Shares”), including American Depositary Shares representing Company Shares (the “ADSs”), and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares, pursuant to a cash tender offer to be commenced by Purchaser (as defined below) for $66.00 per Company Share and $66.00 per ADS (each such amount, or any higher amount per Company Share and per ADS paid pursuant to the Offer, the “Offer Price”), in cash, without interest (ii) with respect to any Company Share Options (as defined below), implement the transactions described in Sections 3.5.1(a) and Sections 3.5.1(b) of this MoU in accordance with the terms below, (iii) with respect to any Unsellable Vested Company Free Shares (as defined below), implement the transactions described in Section 3.5.2(a) in accordance with the terms and conditions set forth therein, and (iv) with respect to the Company Warrants (as defined below), implement the transactions described in Section 3.5.3 in accordance with the terms and conditions set forth therein (such offer for the transactions under clauses (i) through (iv), collectively, as may be amended from time to time in accordance with the terms of this MoU, the “Offer”);

(B)          WHEREAS, the board of directors of Parent has approved the transactions contemplated by this MoU, including the Offer;

(C)          WHEREAS, the Company Board (as defined below) has approved this MoU and the Company Announcement Statement (as defined below) (it being understood that the foregoing does not constitute the Company Board Recommendation with respect to the Offer); and

(D)          WHEREAS, in order to induce Parent to enter into this MoU, concurrently with the execution and delivery of this MoU, the members of the Company Board and the executive officers of the Company are executing agreements to tender their Company Shares (excluding Unsellable Vested Company Free Shares, except in the manner set forth in Section 3.5.2(a)) and to support any and all corporate action necessary to consummate the transactions contemplated by this MoU, in accordance with the terms and conditions set forth in such agreements.

NOW, THEREFORE, the Parties agree as follows:

Article I

DEFINITIONS

1.1.         Specific Definitions. The following terms used in this MoU shall have the meanings set forth or referenced below:

“Action” means any litigation, suit, claim, charge, complaint, audit, hearing, investigation, arbitration, mediation, inquiry, action, or other proceeding (in each case, whether civil, criminal or investigative) brought by or pending before any Relevant Authority.

“ADSs” shall have the meaning set forth in Recital (A).

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Alternate Proposal” with respect to the Company shall mean any offer or proposal for, or any indication of interest in, by any Person or group of Persons, one or a series of related transactions (other than the transactions contemplated by this MoU) involving (i) any direct or indirect (including by purchasing ADSs) acquisition or purchase of (A) Company Shares that would result in any Person or a “group” (as defined in or under Section 13(d) of the Exchange Act), other than the holders of Company Shares (as a group) immediately prior to the consummation of such transaction, beneficially owning 25% or more of the Company Shares or (B) assets of the Company or any of its Subsidiaries, including by way of the acquisition or purchase of, or subscription to, any class of equity securities or voting rights of any of its Subsidiaries, that represent (or generate) more than 25% of the consolidated gross revenue or assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value of such assets as of the date of such acquisition or purchase); or (ii) any merger, reorganization, restructuring, contribution, share exchange, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or any of their respective assets meeting the tests set forth in clause (i)(B) of this definition.

“Alternate Proposal Agreement” shall have the meaning set forth in Section 7.1.2(b).

“Announcement” shall have the meaning set forth in Section 3.1.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.12(f).

“Anti-Money Laundering and Anti-Terrorism Financing Laws” shall have the meaning set forth in Section 4.12(d).

“Antitrust Laws” shall mean the HSR Act and any similar antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Asset Sale” means the sale and transfer of all or substantially all of the assets and liabilities of Merger Sub to a direct or indirect wholly owned Subsidiary of Purchaser at a value that is an amount equal to the result of (i) the product of the Offer Price multiplied by the total number of Company Shares, ADSs, Company Free Shares and Company Shares subject to Company Share Options issued and outstanding immediately prior to completion of the Merger minus (ii) any distributions made or declared by the Company or Merger Sub in the period between the Offer Acceptance Time and completion of the Asset Sale with respect to Company Shares, Company Free Shares and ADSs minus (iii) the aggregate exercise price with respect to all Company Share Options referenced in clause (i) above.

“Associated Person” shall have the meaning set forth in Section 4.12(a).

“Austrian Merger Control Approval” shall mean all applicable waiting periods (and any extensions thereof) for the Federal Cartel Authority and the Federal Cartel Attorney Competition Authority having expired or, in the case of an application to the Cartel Court, clearance having been obtained or the application(s) for an in-depth review having been rejected or withdrawn.

“beneficial owner,” with respect to any Company Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” shall mean any day on which banking institutions are open for regular business in France and the United States which is not a Saturday, a Sunday or a public holiday.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133).

“Cash Replacement Free Share Amount” shall have the meaning set forth in Section 3.5.2.

“Cash Replacement Option Amount” shall have the meaning set forth in Section 3.5.1.

“Change in Company Announcement Statement” shall mean, at any time between the date hereof and the issuance of the Company Board Recommendation, the Company or the Company Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Announcement Statement in a manner that is adverse to Parent in any material respect or (ii) approving, adopting, endorsing, recommending or otherwise declaring advisable any Alternate Proposal, including by making any public statements that expressly support any Alternate Proposal.

“Change in Company Board Recommendation” shall mean, at any time following the public announcement of the Company Board Recommendation, the Company or the Company Board (i) withdrawing, amending, qualifying or modifying, or publicly proposing to withdraw, amend, qualify or modify, the Company Board Recommendation in a manner that is adverse to Parent (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Alternate Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s shareholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Alternate Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation), (ii) approving, adopting, endorsing, recommending or otherwise declaring advisable any Alternate Proposal or (iii) failing to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) separate occasions).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commencement Date” shall have the meaning set forth in Section 3.2.1.

“Company” shall have the meaning set forth in the first paragraph of this MoU.

“Company Announcement Statement” shall mean the statement attributed to the Company in the Announcement set forth in Annex 1 (Announcements), with such changes as the Parties may agree in writing.

“Company Benefit Plan” shall mean (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) any other benefit or compensation plan (including employee savings plans (Plans d’Epargne Salariale) established pursuant to the French Labor Code), policy, practice, agreement or arrangement, including those providing for pension or savings benefits, retirement, profit sharing (including mandatory profit sharing scheme (participation) and voluntary profit sharing schemes (intéressement) pursuant to the French Labor Code), collective bargaining, bonus, incentive, stock option, stock purchase, restricted stock, other equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance pay, retention, change in control, redundancy, health, medical, dental, disability, accident or life insurance benefits, other welfare benefit, fringe benefit, sick leave, vacation, paid time off, flexible spending account or scholarship, and (iii) any employment, consulting, retirement, retention, change in control, severance or similar plan, program, arrangement or agreement, in any case (A) that is sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former employees, directors or individual consultants of the Company or its Subsidiaries (B) to which the Company or any of its Subsidiaries is a party, or (C) under or with respect to which the Company or any of its Subsidiaries has any obligation or liability (including contingent obligations or liability).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 2.3.

“Company Board Recommendation Date” shall have the meaning set forth in Section 2.3.

“Company Disclosure Letter” shall have the meaning set forth in the first paragraph of Article IV.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries at such time.

“Company Free Share Plans” shall mean the Company’s 2020 Free Share Plan, the Company’s 2019 Free Share Plan, the Company’s 2018 Free Share Plan, the Company’s 2017 Free Share Plan, and the Company’s 2016 Free Share Plan, and any other plan that provides for the award or granting of free shares (actions gratuites).

“Company Free Shares” shall mean the free shares (actions gratuites), as the case may be through ADSs, granted by the Company for free to its employees or executives (or those of its Subsidiaries) pursuant to the Company Free Share Plans.

“Company Liability Limitation” shall have the meaning set forth in Section 9.5.2(f).

“Company Open Source Product” means any of Company’s products that have been released or made available under the terms of an Open Source Software License.

“Company Proprietary Product” means those of Company’s and its Subsidiaries’ products that have not been made available under the terms of an Open Source Software License as of the date hereof or the Offer Acceptance Time (together with the Company Open Source Products, the “Company Products”).

“Company Proprietary Source Code” means that portion of the source code to the Company’s and its Subsidiaries’ products that has not previously been (or as of the date hereof or the Offer Acceptance Time) released or made available as a part of a Company Open Source Product.

“Company Reports” shall have the meaning set forth in the first paragraph of Article IV.

“Company Securities” shall mean, collectively, Company Shares (including Company Shares represented by ADSs and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares), Company Share Options, Company Warrants and Company Free Shares.

“Company Share Options” shall mean the options to subscribe for Company Shares (whether ADSs or otherwise) granted by the Company to its employees pursuant to the Company Share Option Plans.

“Company Share Option Plans” shall mean the Company’s 2010 Stock Option Plan, the Company’s 2011 Stock Option Plan, the Company’s 2012 Stock Option Plan, the Company’s 2013 Stock Option Plan, the Company’s 2014 Stock Option Plan, the Company’s 2015 Stock Option Plan, the Company’s 2016 Stock Option Plan, the Company’s 2017 Stock Option Plan, the Company’s 2020 Stock Option Plan and any other plan that provides for the award of compensatory options to subscribe for Company Shares.

“Company Share Plans” shall mean, collectively, the Company Free Share Plans, the Company Share Option Plans and the Company Warrant Plans.

“Company Shares” shall have the meaning set forth in Recital (A).

“Company Termination Fee” shall mean an amount equal to $47,886,769.

“Company Warrant Plans” shall mean the Company’s Form of BSA Grant Document and the Company’s Form of BSPCE Grant Document, and any other plan that provides for the grant or issuance of warrants.

“Company Warrants” shall mean the warrants (BSA or BSPCE) to subscribe for Company Shares held by any of the directors, officers, consultants or employees of the Company or any of its Subsidiaries pursuant to the Company Warrant Plans.

“Compensation Committee” shall have the meaning set forth in Section 4.23.

“Compulsory Acquisition” means the compulsory acquisition of the shares in the capital of Merger Sub from each minority shareholder in accordance with Article 2:201a of the DCC.

“Confidentiality Agreement” shall mean the non-disclosure agreement dated October 9, 2019, between the Company and Thoma Bravo, LLC.

“Consultation on the Offer” shall have the meaning set forth in Section 2.1(a).

“Continuing Employee” shall have the meaning set forth in Section 7.3(a).

“Contract” shall mean, with respect to any Person, any legally binding written agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, license, lease, mortgage, deed, understanding, arrangement, commitment or other obligation to which such Person is a party or by which any of them may be bound or to which any of their properties may be subject (excluding any Permit).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Convertible Notes Indenture” shall mean the Indenture, dated as of September 13, 2019, by and between the Company and U.S. Bank National Association and Elavon Financial Services DAC.

“Convertible Senior Notes” shall mean the 1.75% convertible senior notes due September 1, 2024 issued by the Company in September 2019.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Relevant Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“D&O Insurance” shall have the meaning set forth in Section 7.2.4(b).

“DCC” shall mean the Dutch Civil Code (Burgerlijk Wetboek).

“Demerger” shall have the meaning set forth in Section 3.6.1(a).

“Demerger Agreement” shall mean the agreement to be entered into between the Company and Demerger Sub setting out the terms and conditions of the Demerger as reasonably agreed in good faith between Parent (or one or more of its Subsidiaries) and the Company.

“Demerger Documentation” shall have the meaning set forth in Section 7.5.1(b).

“Demerger Resolutions” shall have the meaning set forth in Section 3.6.1(a).

“Demerger Sub” shall have the meaning set forth in Section 3.6.1(a).

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution, natural resources, threatened or endangered species, or protection of human health (as it relates to exposure to or handling of Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall mean the Company’s 2017 Amended and Restated Employee Stock Purchase Plan.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Person” shall mean any third party (i) who did not submit an Alternate Proposal in writing to the Company or its Representatives prior to the date of this MOU, (ii) who submits a written bona fide Alternate Proposal to the Company or any of its Representatives after the date of this MOU and prior to the No Shop Period Start Date and (iii) whose Alternate Proposal is determined by the Company Board, in good faith, prior to the start of the No Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or which is determined to reasonably be expected to lead to, a Superior Proposal; provided, however, that a Person shall immediately cease to be an Exempt Person (and the provisions of this Agreement applicable to Exempt Persons shall cease to apply with respect to such Person) if (1) such Alternate Proposal is withdrawn by such Person or (2) such Alternate Proposal, in the good faith determination of the Company Board (after consultation with its outside counsel and its financial advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

“Expense Reimbursement” shall have the meaning set forth in Section 9.5.2(a).

“Expiration Date” shall have the meaning set forth in Section 3.2.4.

“Failure to Issue the Company Board Recommendation” shall mean failing to publicly announce the Company Board Recommendation in accordance with Section 2.3.

“FDI Laws” shall have the meaning set forth in Section 6.1(a).

“Foreign Plan” shall have the meaning set forth in Section 4.14(k).

“Free Share Liquidity Mechanism” shall have the meaning set forth in Section 3.5.2.

“French Foreign Investment Laws” shall mean articles L. 151-3 and R. 151-1 et seq. of the French Code monétaire et financier, as interpreted and applied by the French Relevant Authorities.

“French Merger Publication” shall have the meaning set forth in Section 3.6.4.

“French Labor Code” shall mean the French Code du travail.

“French Regulatory Approval” shall mean, in relation to the contemplated change of control of the Company, (a) the express written authorization of the French Ministère chargé de l’Économie et des Finances pursuant to French Foreign Investment Laws, or (b) the written confirmation from the French Ministère e de l’Économie et des Finances that no such prior authorization is required.

“Fund” shall have the meaning set forth in Section 5.6(a).

“GAAP” shall mean Generally Accepted Accounting Principles of the United States.

“General Enforceability Exceptions” shall have the meaning set forth in Section 4.3.

“German Foreign Investment Laws” shall mean the German Foreign Trade Act (“AWG”) as well as the German Foreign Trade Ordinance (“AWV”), as amended.

“German Merger Control Approval” shall mean the German Federal Cartel Office (Bundeskartellamt) either (i) informing the Parties that the prohibition criteria pursuant to Section 36 para. 1 of the German Act against Restraints of Competition, as amended (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not satisfied, (ii) clearing the Transaction or (iii) being deemed to have made such a decision in accordance with the GWB.

“German Regulatory Approval” shall mean, in relation to the contemplated change of control of the Company, (i) a certificate of non-objection pursuant to Section 58 para. 1 AWV (Unbedenklichkeitsbescheinigung) from the German Federal Ministry of Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) (“BMWi”) or a mandatory clearance (Freigabe) pursuant to an amendment of the Section 14a of the AWG, as applicable; (ii) the BMWi has not commenced a formal investigation of the Transaction within the time period specified in Section 14a of the AWG and, therefore, such certificate, or as applicable, such mandatory clearance, is deemed to have been issued; (iii) the BMWi has not notified the opening of a formal investigation of the Transaction pursuant to Section 55 para. 1 AWV within the time period specified in Section 14a AWG, and the relevant time period has expired; (iv) the BMWi has in case of a formal investigation not prohibited the Transaction or issued orders (Anordnungen) in relation thereto within the time period specified in Section 59 para. 1 sent. 1 AWV in conjunction with Section 14a AWG and the time period specified in Section 59 para. 1 AWV in conjunction with Section 14a AWG has expired; (v) the BMWi has, in case of a formal investigation pursuant to Section 55 para. 1 AWV, confirmed in writing that it will not prohibit or has otherwise approved in writing the Transaction within the time period specified in Section 59 para. 1 AWV in conjunction with Section 14a AWG; or (vi) within the time period specified in Section 59 para. 1 sent. 1 AWV in conjunction with Section 14a AWG, the BMWi has issued binding orders (Anordnungen) in relation to the Transaction without prohibiting it. Should upcoming amendments to the AWV apply to the review of the Transaction by the BMWi, the above provisions shall apply mutatis mutandis.

“GM” shall have the meaning set forth in Section 3.6.1.

“GM Materials” shall have the meaning set forth in Section 3.7.2.

“Go Shop Period” shall have the meaning set forth in Section 7.1.2(a).

“Governance Resolutions” shall have the meaning set forth in Section 3.6.1(c).

“Government Contract” means any contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries on one hand and a Relevant Authority on the other or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Relevant Authority.

“Hazardous Materials” shall mean any waste, material or substance that is listed, regulated or defined under any Law applicable to the environment, pollution, natural resources, human health or threatened or endangered species as “toxic,” “hazardous,” “radioactive,” “mutagenic,” “carcinogenic,” a “contaminant,” or a “pollutant,” or words of similar import, including, to the extent so listed, regulated or defined, any chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos or asbestos-containing material, radioactive material or waste, polychlorinated biphenyls, petroleum or petroleum-derived substance, product or waste.

“HSR Act” the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” shall mean the expiration or termination of the applicable waiting period under the HSR Act.

“Independent Director” shall have the meaning set forth in Section 3.4(b).

“Initial Expiration Date” shall have the meaning set forth in Section 3.2.4.

“Intellectual Property” shall mean all intellectual property and proprietary rights throughout the world, including (i) all patents, utility models, patent and utility model applications (including the right of priority related thereto), patent disclosures, industrial designs and models, industrial designs and models applications (including the right of priority related thereto), and analogous rights in inventions and improvements (whether or not reduced to practice), and all renewals, reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) trademarks, service marks, domain names, trade dress, corporate names, trade names, and other analogous rights in logos, designs, social media account names, and other indicia of source, and all registrations, applications (including, where applicable, the right of priority related thereto) and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights (registered or unregistered) and all analogous rights in works of authorship, and all registrations, applications and renewals in connection therewith, (iv) Trade Secret rights, (v) database rights (including the sui generis right of the database producer), (vi) rights of publicity, and (vii) analogous legal rights in and to Technology.

“IRS” shall have the meaning set forth in Section 7.3(b).

“knowledge” means (i) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1 of the Company Disclosure Letter, after reasonable inquiry of such individuals’ direct reports who would reasonably be expected to have actual knowledge of the matter in question and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of any of Parent’s executive officers, managers or directors.

“Labor Organization” shall have the meaning set forth in Section 4.15(a).

“Law” shall mean any law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration, award, regulation or requirement, in each case enacted, issued, promulgated or enforced by any Relevant Authority in France, the United States, the Netherlands or elsewhere.

“Leased Real Property” shall have the meaning set forth in Section 4.16(b).

“Lien” shall mean any lien, pledge, servitude, charge, security interest, option, claim, mortgage, lease, easement, proxy, voting trust or agreement, encumbrance or any other restriction on title or transfer of any nature whatsoever.

“Liquidation and Second Step Distribution” means the liquidation and dissolution (ontbinding) of Merger Sub in accordance with Article 2:19 of the DCC and the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance distribution) to the equity holders of Merger Sub such that each such holder shall be entitled to receive an amount in cash (without interest, less any applicable withholding Tax) that equals: (i) with respect to each Company Share, ADS, and/or Company Free Share held by such holder as of immediately prior to the consummation of the Merger, the Offer Price minus any distributions made or declared by the Company or Merger Sub in the period between the Offer Acceptance Time and completion of the Asset Sale with respect thereto; it being acknowledged and agreed that the Company Share Options outstanding as of the time of the Liquidation and Second Step Distribution shall be automatically cancelled.

“Material Adverse Effect” shall mean any change, condition, effect, event or occurrence that, individually or in the aggregate with other changes, conditions, effects, events or occurrences, has had, or would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole or; provided, however, that none of the following changes, conditions, effects, events or occurrences (or the results thereof), either individually or in the aggregate, shall be considered in determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism or other hostilities and including any Protest Events or Protest Measures) or in general global, national or regional economic, regulatory or market conditions or in financial or capital markets, including (A) changes in interest rates in any country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world (except, in each case, to the extent such changes disproportionately impact the Company and its Subsidiaries relative to other participants in the same or similar industries); (ii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics or epidemics (including COVID-19), Pandemic Measures, and other force majeure events in any country or region in the world (except, in each case, to the extent such changes disproportionately impact the Company and its Subsidiaries relative to other participants in the same or similar industries); (iii) any change or prospective change in applicable accounting principles or any adoption, implementation, change or prospective change in any applicable Law (including any Law in respect of Taxes) or any interpretation thereof by a Relevant Authority; (iv) any change generally affecting similar industries or market sectors in the geographic regions in which the Company and its Subsidiaries operate (except, in each case, to the extent such changes disproportionately impact the Company and its Subsidiaries relative to other participants in the same or similar industries); (v) the negotiation, execution, announcement or performance of this MoU or consummation of the transactions contemplated by this MoU; (vi) any change or development to the extent resulting from any action by the Company or its Subsidiaries that is expressly required to be taken by this MoU, or the failure to take any action expressly prohibited by this MoU; (vii) the announcement of Parent as the prospective acquirer of the Company and its Subsidiaries, any announcements or communications by or authorized by Parent regarding Parent’s plans or intentions with respect to the Company and its Subsidiaries, or any dealings with, announcement or communication by, or recommendation or opinion (whether or not supporting the offer) of the Works Council in connection with the Offer (including the impact of any such announcements or communications on relationships with customers, suppliers, partners, vendors, employees, regulators or other Person); (viii) any actions taken (or omitted to be taken) by the Company or its Subsidiaries upon the written request or written instruction of Parent; (ix) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided that the underlying facts and circumstances giving rise to such failures, unless otherwise excluded by this definition, may be deemed to constitute, and may be taken into account in determining whether there has been a Material Adverse Effect; or (x) any change in the price and/or trading volume of the ADSs on NASDAQ or any other market in which such securities are quoted for purchase and sale; provided that the underlying facts and circumstances giving rise to such changes, unless otherwise excluded by this definition, may be deemed to constitute, and may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 4.13(a).

“Merger” shall mean the merger of the Company with and into Merger Sub as contemplated by the Merger Documentation, with, subject to the terms and conditions of the Merger Documentation, (i) Merger Sub surviving such merger, (ii) each Company Share and each ADS outstanding immediately prior to the consummation thereof being exchanged into one (1) duly authorized, validly issued and fully paid share of Merger Sub, (iii) each Company Free Share outstanding immediately prior to the consummation thereof being exchanged into one (1) duly authorized, validly issued and fully paid share of Merger Sub containing substantially similar restrictions, and (iv) and each outstanding Company Share Option shall be assumed by Merger Sub on substantially identical terms (including with respect to vesting).

“Merger Agreement” shall mean the agreement to be entered into between Merger Sub and the Company setting out the terms and conditions of the Merger on the terms and conditions contemplated by this MoU and such other terms and conditions as reasonably agreed between Parent and the Company.

“Merger Documentation” shall have the meaning set forth in Section 7.5.1(c).

“Merger Resolutions” shall have the meaning set forth in Section 3.6.1(b).

“Merger Sub” shall have the meaning set forth in Section 7.5.2(a).

“Minimum Condition” shall have the meaning set forth in Section 8.1.

“MoU” shall have the meaning set forth in the first paragraph of this Memorandum of Understanding.

“NASDAQ” shall mean the NASDAQ Stock Market.

“No Shop Period” shall have the meaning set forth in Section 7.1.2(a).

“Offer” shall have the meaning set forth in Recital (A).

“Offer Acceptance Time” shall have the meaning set forth in Section 3.2.2.

“Offer Conditions” shall have the meaning set forth in Section 3.2.2.

“Offer Documents” shall have the meaning set forth in Section 3.2.8.

“Offer Price” shall have the meaning set forth in Recital (A).

“Offer to Purchase” shall have the meaning set forth in Section 3.2.3.

“Open Source Software” means Software that is licensed under the terms of any license meeting the Open Source Definition promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd (any such license, an “Open Source Software License”) or any license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Option Liquidity Mechanism” shall have the meaning set forth in Section 3.5.1(a).

“Option Liquidity Mechanism Expenses” shall have the meaning set forth in Section 3.5.1(a).

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Relevant Authority.

“Organizational Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of association, limited liability company by-laws, organizational regulations or similar organizational documents of such Person.

“Outside Date” shall have the meaning set forth in Section 3.2.5(a).

“Owned Real Property” shall have the meaning set forth in Section 4.16(a).

“Pandemic Measures” means any action or inaction by the Company or any of its Subsidiaries or any third party in response to any pandemic, epidemic or public health emergency (including COVID-19), including any workforce reduction or its or their compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Relevant Authority or any industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to, or in response to any such pandemic, epidemic or public health emergency (including COVID-19), including the CARES Act and Families First Act or any disaster plan of the Company or any of its Subsidiaries or any change in applicable Laws related thereto or in connection therewith.

“Parent” shall have the meaning set forth in the first paragraph of this MoU.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 5.1.

“Party” or “Parties” shall have the meaning set forth in the first paragraph of this MoU.

“Permit” shall mean all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals issued by or obtained from a Relevant Authority.

“Permitted Liens” shall mean (i) Liens disclosed on the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company Reports or notes thereto or securing liabilities disclosed on audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company Reports or notes thereto (up to the amount so disclosed); (ii) Liens for Taxes not yet due and payable without penalty or intent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in the books of the Company in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising under statutory or common law or incurred in the ordinary course of business securing obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves are maintained on the books of the Company in accordance with GAAP; (iv) zoning, building codes and other land-use laws regulating the use or occupancy of any real property or the activities conducted thereon and which are not violated by the current use or occupancy of any such real property; (v) with respect to Intellectual Property nonexclusive licenses granted in the ordinary course of business, or (vi) minor title defects or other Liens which, in the case of this clause (vi), do not materially detract from the value, or materially interfere with any present use, of such property or assets.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Personal Information” shall mean any information that is defined as “personal information,” “personal data,” “protected health information,” “sensitive data,” “nonpublic personal information,” or “personally identifiable information” under applicable Law or that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person.

“Post-Merger Reorganization” shall have the meaning set forth in Section 3.7.2.

“Post-Offer Consultation” shall have the meaning set forth in Section 2.2(a).

“Post-Offer Reorganization” shall have the meaning set forth in Section 3.7.1.

“Process” shall have the meaning set forth in Section 4.10.

“Purchaser” shall mean Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and an Affiliate of Parent.

“Purchaser Directors” shall have the meaning set forth in Section 3.4(a).

“Privacy Obligations” shall have the meaning set forth in Section 4.10.

“Protest Events” shall mean any protests, riots, demonstrations or public disorders or any escalation or worsening of protests, riots, demonstrations or public disorders.

“Protest Measures” shall mean any action or inaction taken by the Company in response to any Protest Event (including, without limitation, any temporary closures of any Leased Real Property and including compliance with any curfew, closure, shut down, directive, order, policy, guidance or recommendation by any Relevant Authority or any disaster plan of the Company or any of its Subsidiaries or any change in applicable Laws related to, arising from or as a result of such Protest Event).

“Proxy Statement” shall have the meaning set forth in Section 3.6.2.

“Real Property Leases” shall have the meaning set forth in Section 4.16(b).

“Regulatory Approvals” shall mean all permits, consents, approvals, clearances, authorizations, qualifications and Orders of any Relevant Authorities that are necessary to commence and complete the Offer, the Post-Offer Reorganization and to consummate and make effective the transactions contemplated by this MoU, including the HSR Approval, the Austrian Merger Control Approval, the French Regulatory Approval, the German Merger Control Approval, the German Regulatory Approval, the Spanish Regulatory Approval and, to the extent applicable, the UK Regulatory Approval.

“Release” shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release from any source into or upon the environment or within any building, structure, or facility, including the air, soil, surface water and groundwater.

“Relevant Authority” shall mean any French, European Union, Dutch, U.S. and other supranational, national, federal, regional or local legislative, administrative or regulatory authority, agency, court, tribunal, arbitrator, arbitration panel or similar body (public or private) or any securities exchange on which any securities of either Party are trading, in each case only to the extent that such entity has authority and jurisdiction in the particular context.

“Representative” shall have the meaning set forth in Section 7.1.2(a).

“Restricting Law” shall have the meaning set forth in Section 8.2(f).

“Sanctions” shall have the meaning set forth in Section 4.12(a).

“Schedule 14D-9” shall have the meaning set forth in Section 3.3.1.

“Schedule TO” shall have the meaning set forth in Section 3.2.8.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Signing Transactions” shall mean the Transactions, excluding the transactions referred to under Sections 3.7.1(c)-3.7.1(d).

“Software” means all software (including (and whether in) object code, executable code, or source code format, and including APIs and software implementations of algorithms, models, and methodologies, firmware, and APIs), data and databases, and related documentation and materials.

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Spanish Foreign Investment Laws” shall mean Spanish Law 19/2003, as amended.

“Spanish Regulatory Approval” shall mean, in relation to the contemplated change of control of the Company, (a) written confirmation (including by electronic mail) from the Spanish the Subdirectorate General for Foreign Investment of the Directorate General for International Trade and Investment (Subdirección General de Inversiones Exteriores at the Dirección General de Comercio Internacional e Inversiones) that no foreign direct investment authorization is required under Spanish Foreign Investment Laws by Parent in connection with the Transactions, or (b) the express written administrative authorization (“autorización previa”) to be granted by the Council of Ministers (Consejo de Ministerios) pursuant to Spanish Foreign Investment laws.

“Subsequent GM” shall have the meaning set forth in Section 3.6.5.

“Subsequent Offering Period” shall have the meaning set forth in Section 3.2.6.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Alternate Proposal from any Person or group of Persons (provided that, for the purpose of this definition, all references to “25%” in the definition of “Alternate Proposal” shall be replaced by “80%”) that (i) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) to be more favorable to the Company, the holders of Company Shares (including Company Shares represented by ADSs) and the other stakeholders of the Company than the Offer, taking into account, among other things, (x) all legal, financial, regulatory, timing, financing, structuring, and other aspects of the Alternate Proposal, this MoU and the Offer on the terms described in this MoU (including the respective conditions to and the respective expected timing and risks of consummation of the Alternate Proposal and the Offer), (y) any improved terms that Parent may have offered pursuant to and in accordance with Section 7.1.2(e), and (z) the corporate interest (intérêt social) of the Company, and (ii) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that failure to pursue such Alternate Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

“Systems” shall have the meaning set forth in Section 4.9(i).

“Tax” shall mean all national, regional, federal, state, and local income (gross or net), gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, social security contributions, occupation, use, property (real, personal, intangible, unclaimed, or abandoned), estimated, alternative or add-on minimum, withholding, excise, production, value added, ad valorem, transfer, recording, license, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Relevant Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

“Technology” means Software and other tangible forms of technology and information, including inventions, discoveries, research and development, documentation, including as relates to scientific, engineering, mechanical, electrical, financial, marketing, practical and other similar knowledge or experience, formulae, compositions, processes, techniques, technical data and information, procedures, drawings, specifications, databases and other information, including customer lists, supplier lists and similar collections of information, and tangible forms of any Trade Secrets.

“Third Party Components” means, with respect to a Company Proprietary Product, all of the following that are licensed to the Company or one of its Subsidiaries by a third party: Software that is used in, incorporated into, combined with, distributed with, linked with, in each case by or on behalf of the Company or one of its Subsidiaries, provided to any Person as a service in connection with, provided by or on behalf the Company or one of its Subsidiaries, or made available by or on behalf of the Company or one of its Subsidiaries with, such Company Proprietary Product.

“Trade Control Laws” shall have the meaning set forth in Section 4.12(a).

“Trade Secrets” shall mean confidential and proprietary information, trade and industrial secrets and discoveries (including trade secrets protected by statute or common law) qualifying for trade secret protection under Applicable Law, which may include, as applicable, concepts, ideas, research and development, technology, know-how, including scientific, engineering, mechanical, electrical, financial, marketing, practical and other similar knowledge or experience, technologies, protocols, methods, algorithms, source code, designs, specifications, layouts, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, drawings, specifications, databases and other information, including customer data and lists, supplier lists, bill of materials lists, pricing and cost information, and business, product, development, sourcing and marketing plans, roadmaps and proposals.

“Transactions” shall mean each of the transactions contemplated by this MoU.

“UK Regulatory Approval” shall mean, if the draft National Security and Investment Bill (the “NSI Bill”) is enacted in the United Kingdom prior to the Offer Acceptance Time, and, following commencement of the NSI Bill and prior to the Offer Acceptance Time: (i) the Transaction is a “notifiable acquisition” (as currently envisioned by clause 6 of the NSI Bill) subject to prior approval by BEIS, or (ii) BEIS issues a call-in notice for the transaction (as currently envisioned by clause 1 of the NSI Bill), then the Transaction is approved as currently envisioned by clause 13 and clause 26 of the NSI Bill.

“Unsellable Vested Company Free Share” shall mean each Company Free Share that is outstanding and vested but is subject to any lock-up period as of the Expiration Date and was granted under a Company Free Share Plan.

“Unvested Company Free Shares” shall mean each Company Free Share that is outstanding and unvested as of any date and granted under a Company Free Share Plan.

“Unvested Company Share Option” shall mean each Company Share Option that is unexpired, unexercised and outstanding, granted under a Company Share Option Plan, and is not a Vested Company Share Option.

“US Taxpayer” shall mean individuals who are citizens or green card holders of the United States or United States residents for tax purposes.

“Vested Company Share Option” shall mean each Company Share Option that is unexpired, unexercised, outstanding, and vested as of any date or that vests as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company or the Company Board, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Offer Acceptance Time) and granted under a Company Share Option Plan.

“WARN Act” shall have the meaning set forth in Section 4.15(d).

“Warrant Liquidity Mechanism” shall have the meaning set forth in Section 3.5.3.

“Warrant Liquidity Mechanism Expenses” shall have the meaning set forth in Section 3.5.3.

“Works Council” shall have the meaning set forth in Section 2.1.

1.2.          Interpretation. For the purposes of this MoU: (i) words (including capitalized terms defined herein) in the singular include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” “herewith,” and words of similar import, unless otherwise expressly provided, refer to this MoU as a whole (including all Annexes hereto and the Company Disclosure Letter) and not to any particular provision of this MoU, and “Article,” “Section,” “Annex,” and “Company Disclosure Letter” references are to the Articles, Sections, Annexes and Company Disclosure Letter to this MoU unless otherwise expressly provided; (iii) the word “including” and words of similar import when used in this MoU mean “including without limitation” unless otherwise expressly provided; (iv) all references to any period of days refer to the relevant number of calendar days unless otherwise expressly provided; (v) all references to “Articles,” “Sections,” “Exhibits,” “Annexes,” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this MoU unless otherwise specified; (vi) all Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this MoU as if set forth in full herein; (vii) any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this MoU; (viii) all references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder; (ix) all references to any Person include the successors and permitted assigns of that Person; and (x) all references to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law.

Article II

WORKS COUNCIL

2.1.         Works Council Consultation on the Offer.

(a)            The Parties agree that the consultation with the works council (Comité social et économique) of the Company (the “Works Council”) concerning the Offer (the “Consultation on the Offer”) shall be initiated no later than two (2) Business Days from the date of the Announcement as permitted by Article L. 2312-47 of the French Labor Code and conducted in accordance with Articles L. 2312-42 et seq. of the French Labor Code. The Consultation on the Offer shall be deemed completed on the earlier of (i) the date that the Works Council issues an opinion (avis) with respect to the Consultation on the Offer and (ii) the expiration of a period of one month commencing on the date of the Announcement, except in the event of judicial extension of this one-month period in accordance with Article L. 2312-46 II. of the French Labor Code.

(b)            Parent shall, and Parent shall cause Purchaser to (if required to complete the Consultation on the Offer), and the Company and its Subsidiaries shall, attend any meeting as requested by the Works Council and present to the Works Council its industrial and financial policies, strategic plans for the Company and the impact of the implementation of the Offer, in accordance with Article L. 2312-43 of the French Labor Code.

(c)            The Parties acknowledge that, in accordance with Article L. 2312-47 of the French Labor Code, in the event there is any significant change in the information presented to the Works Council between the Announcement and the Commencement Date, in the reasonable opinion of the Parties, the Works Council’s opinion will be deemed void (caduc).  Accordingly, the Parties will promptly inform each other upon becoming aware of such a significant change and, if required by applicable Law, the Company shall as soon as possible organize a new Consultation on the Offer in order to obtain a new opinion no later than one month after the Commencement Date. Any such new Consultation on the Offer shall be governed by Article L. 2312-42 et seq. of the French Labor Code.

(d)            Each Party shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to allow the opinion of the Works Council to be given within the one month time period set forth in Section 2.1(a) above. The Company shall promptly inform Parent of the Works Council’s and, if an expert is appointed by the Works Council, of the Works Council’s expert’s requests and positions of any kind. Without the prior consent of Parent, the Company and its Subsidiaries shall not make any commitment (including any modification of any existing rights or obligations of the Company, its Subsidiaries or any employees) to the Works Council, any employee representative, any Relevant Authority or any representative of any of the foregoing in connection with the Consultation on the Offer.

(e)            Parent shall provide in a timely manner to the Company information and assistance as the Company may reasonably request to allow the Company to comply with its obligations in relation to the Consultation on the Offer, including by providing any information or responses reasonably requested by the Works Council or any expert appointed thereby in connection with the Consultation on the Offer or required for the preparation of any submission to the Works Council, as promptly as is reasonably practicable after any such request; it being specified that, subject to applicable Law, (x) Parent shall not be required to provide confidential information which is not reasonably relevant for the Consultation on the Offer and (y) the Company will use its reasonable best efforts to ensure that the information provided by or on behalf of Parent and identified as confidential is marked as confidential when delivered to the Works Council. Parent shall, at the request of the Company with reasonable notice, attend any meetings contemplated by applicable Law with the Works Council as part of the Consultation on the Offer.

(f)            The Parties acknowledge that an expert may be appointed by the Works Council and each Party undertakes to use its reasonable best efforts to cooperate with such expert, including by providing such expert with the information or document reasonably requested by the expert and as such expert reasonably deems necessary to perform its duties in accordance with Articles L. 2315-82 et seq. of the French Labor Code.

2.2.         Works Council on the Post-Offer Consultation.

(a)            The Parties agree that the consultation with the Works Council concerning the Post-Offer Reorganization and the Post-Merger Reorganization (the “Post-Offer Consultation”) shall be initiated as soon as reasonably practicable after the Announcement (and in any event within two (2) Business Days thereafter) and conducted in accordance with Articles L. 2312-8 et seq. of the French Labor Code. The Post-Offer Consultation shall be deemed completed on the earlier of (i) the date that the Works Council issues an opinion (avis) with respect to the Post-Offer Consultation and (ii) the expiration of the consultation period as determined pursuant to Article L. 2312-16 of the French Labor Code.

(b)            Parent shall, and Parent shall cause Purchaser to (if required to complete the Post-Offer Consultation), and the Company and its Subsidiaries shall, attend any meeting as requested by the Works Council and present to the Works Council the Post-Offer Reorganization.

(c)            Each Party shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to allow the opinion of the Works Council to be given within the period set forth in Section 2.2(a) above. The Company shall promptly inform Parent of the Works Council’s and, if an expert is appointed by the Works council, of the Works Council’s expert’s requests and positions of any kind. Without the prior consent of Parent, the Company and its Subsidiaries shall not make any commitment (including any modification of any existing rights or obligations of the Company, its Subsidiaries or any employees) to the Works Council, any employee representative, any Relevant Authority or any representative of any of the foregoing in connection with the Post-Offer Consultation.

(d)            Parent shall provide in a timely manner to the Company information and assistance as the Company may reasonably request to allow the Company to comply with its obligations in relation to the Post-Offer Consultation, including by providing any information or responses reasonably requested by the Works Council or any expert appointed thereby in connection with the Post-Offer Consultation or required for the preparation of any submission to the Works Council, as promptly as is reasonably practicable after any such request; it being specified that (x) Parent shall not be required to provide confidential information which is not reasonably relevant for the Consultation on the Offer and (y) the Company will use its reasonable best efforts to ensure that the information provided by or on behalf of Parent and identified as confidential is marked as confidential when delivered to the Works Council.

(e)            The Parties acknowledge that an expert may be appointed by the Works Council and each Party undertakes to use its reasonable best efforts to cooperate with such expert, including by providing such expert with the information or document reasonably requested by the expert and as such expert reasonably deems necessary to perform its duties in accordance with Articles L. 2315-81 or 2315-82 (as applicable) et seq. of the French Labor Code.

2.3.         Company decision to proceed or not proceed with the Transactions contemplated by this MoU. Notwithstanding anything to the contrary contained in this MoU, no later than five (5) Business Days following the later of the completion of the Consultation on the Offer and the completion of the Post-Offer Consultation, the Company may decide to (i) proceed with the Transactions contemplated by this MoU, in which case the Company Board shall publicly announce its recommendation that the shareholders of the Company accept the Offer and tender their Company Shares (including Company Shares represented by ADSs) pursuant to the Offer (such recommendation, the “Company Board Recommendation” and the date on which the Company Board Recommendation is publicly announced, the “Company Board Recommendation Date”) or (ii) not proceed with the Transactions contemplated by this MoU and terminate this MoU pursuant to Section 9.2(c).

Article III

THE OFFER

3.1.         Announcements. Promptly following the execution of this MoU, the Company shall issue a press release and/or stock exchange release in the form set forth in Annex 1 (Announcements), with such changes as the Parties may agree in writing (the “Announcement”).

3.2.         Offer.

3.2.1.        Commencement of Offer. Provided that this MoU shall not have been terminated in accordance with Article IX, on the date that is the later of (i) twenty-five (25) calendar days following the Company Board Recommendation Date or (ii) sixty-five (65) calendar days following the date of this MoU, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer (the date of commencement of the Offer, the “Commencement Date”).

3.2.2.        Consummation of the Offer. Subject to the terms and conditions of this MoU, including the prior satisfaction or waiver of the conditions set forth in Article VIII (the “Offer Conditions”), promptly after the later of (a) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Company Shares (excluding the Unsellable Vested Company Free Shares) and ADSs tendered pursuant to the Offer, and (b) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Purchaser if permitted hereunder, Parent shall cause Purchaser to consummate the Offer in accordance with its terms and (i) accept for payment each Company Share (including Company Shares represented by ADSs, but excluding Unsellable Vested Company Free Shares except in the manner set forth in Section 3.5.2(a)) validly tendered and not properly withdrawn pursuant to the Offer and, as soon as practicable (in compliance with Rule 14e-1(c) promulgated under the Exchange Act) following the acceptance of such Company Shares for payment pursuant to the Offer, pay the Offer Price (subject to any applicable Company Option Liquidity Mechanism Expenses or Company Warrant Liquidity Mechanism Expenses) in cash, without interest, for each Company Share (including Company Shares represented by ADSs) validly tendered and not properly withdrawn pursuant to the Offer (the time at which Purchaser accepts for payment and pays for any such Company Shares, the “Offer Acceptance Time”) and (ii) undertake and perform the other obligations of Purchaser pursuant to Section 3.5.1, Section 3.5.2 and Section 3.5.3. The obligation of Parent to cause Purchaser to accept for payment, and pay the Offer Price (subject to any applicable Company Option Liquidity Mechanism Expenses or Company Warrant Liquidity Mechanism Expenses) in cash, without interest, for each Company Share (including Company Shares represented by ADSs) validly tendered and not properly withdrawn pursuant to the Offer and to undertake and perform the other obligations of Purchaser pursuant to Section 3.5.1, Section 3.5.2 and Section 3.5.3 shall be subject only to the satisfaction, or waiver by Parent or Purchaser if permitted hereunder, of each of the Offer Conditions.

3.2.3.       Offer to Purchase. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer as set forth in this MoU, the Minimum Condition and the other conditions set forth in Article VIII. Parent expressly reserves the right (in its sole discretion) to (a) increase the Offer Price, (b) waive, in whole or in part, any Offer Condition (other than the Minimum Condition) if legally permissible, and (c) make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this MoU, without the prior written consent of the Company, Parent shall not, and shall cause Purchaser not to, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Company Shares sought to be purchased in the Offer, (iv) amend the terms of the Option Liquidity Mechanism, Warrant Liquidity Mechanism, or the Free Share Liquidity Mechanism in a manner that is adverse to the holders of Company Share Options, Company Warrants or Company Free Shares, as applicable, (v) impose any condition to the Offer in addition to the Offer Conditions, (vi) amend or modify any of the Offer Conditions in a manner that adversely affects any holders of Company Securities, (vii) waive or change the Minimum Condition, or (viii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this MoU. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer unless this MoU is terminated in accordance with Article IX.

3.2.4.       Expiration of the Offer. Unless extended pursuant to and in accordance with the terms of this MoU, the Offer shall expire one minute after 11:59 p.m. (New York City time) on the calendar day following the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the Commencement Date (the “Initial Expiration Date”) or, in the event that the Initial Expiration Date has been extended pursuant to and in accordance with this MoU, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended pursuant to and in accordance with this MoU, is referred to as the “Expiration Date”).

3.2.5.       Extension of the Offer. The Offer shall be extended from time to time as follows:

(a)            If as of any then-scheduled Expiration Date any of the Offer Conditions shall not have been satisfied (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time), or waived by Parent or Purchaser if permitted hereunder, then Parent shall cause Purchaser to extend the Offer for one or more successive periods of not more than ten (10) Business Days each, in order to permit the satisfaction of such conditions (subject to the right of Parent or Purchaser to waive any condition (other than the Minimum Condition), if legally permissible, in accordance with this MoU); provided that any extension of the Offer does not extend past the earlier of (x) the termination of this MoU pursuant to Article IX, and (y) December 31, 2021 (the “Outside Date”); provided, further that, if as of any then-scheduled Expiration Date all of the Offer Conditions other than the conditions set forth in Section 8.2(e) (other than conditions which by their nature are to be satisfied at the Offer Acceptance Time) shall have been satisfied, or waived by Parent or Purchaser if permitted hereunder, either Parent or the Company, by written notice to the other Party, may extend the Outside Date until March 31, 2022.

(b)            Parent shall cause Purchaser to extend the Offer for any period or periods required by (i) applicable Law, (ii) applicable rules, regulations, interpretations or positions of the SEC or its staff, or (iii) any of the rules and regulations, including listing standards, of NASDAQ. Parent shall cause Purchaser to not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this MoU is validly terminated pursuant to Article IX. Nothing in this Section 3.2 shall affect any of the termination rights set forth in Article IX.

3.2.6.        Subsequent Offering Period. Immediately following the Offer Acceptance Time, Parent may, in its sole discretion, cause Purchaser to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”). Subject to the terms and conditions of this MoU and the Offer, Parent shall cause Purchaser to accept for payment, and pay the Offer Price in cash, without interest, for each Company Share (including Company Shares represented by ADSs) that is validly tendered and not properly withdrawn pursuant to the Offer during such Subsequent Offering Period promptly after any such Company Share is tendered during such Subsequent Offering Period. The Offer Documents will provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 3.2.6.

3.2.7.       Termination of the Offer. In the event that this MoU is terminated pursuant to Article IX, Parent shall cause Purchaser to promptly (and in any event within one Business Day of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares pursuant to the Offer, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof.

3.2.8.       Offer Documents. As promptly as practicable on the Commencement Date, Parent shall, and shall cause Purchaser to, (a) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto and including exhibits thereto, the “Offer Documents”), (b) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act, (c) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act and (d) cause the Offer Documents to be disseminated to holders of the Company Securities in accordance with Rule 14d-4 under the Exchange Act. Parent agrees that it shall cause the Offer Documents filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and other applicable Law. Each of Parent and the Company agrees, within a reasonable period of time, to respond to any comments of the SEC or its staff and to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Securities, in each case as and to the extent required by applicable Law, by the SEC or its staff, or by NASDAQ. The Company, its outside legal counsel, financial advisors and other representatives shall be given a reasonable opportunity to review and comment on the Offer Documents each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company, its outside legal counsel, financial advisors and other representatives. Parent agrees to provide, and to cause Purchaser to provide, the Company, its outside legal counsel, financial advisors and other representatives with (i) any oral or written comments or other communications that Parent or Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or other communications and (ii) a reasonable opportunity to provide comments on the response of Parent or Purchaser to those comments (to which reasonable and good faith consideration shall be given). The Company shall promptly furnish or otherwise make available to Parent, Purchaser and Parent’s outside legal counsel, financial advisors and other representatives all information concerning the Company and its Subsidiaries and the Company’s shareholders that may be required in connection with any action contemplated by this Section 3.2.8, including such information required by applicable Law to be set forth in the Offer Documents.

3.2.9.        Adjustment of the Offer Price. If between the date of this MoU and the Offer Acceptance Time and other than in accordance with the Company Share Plans or the Convertible Senior Notes, the outstanding Company Shares are changed into a different number of shares or a different class by reason of any share dividend, subdivision, reclassification, split, reverse split, combination or exchange of shares, or the Company resolves to pay any dividend or make any other distribution to its security holders or shareholders in each case with a record date before the Offer Acceptance Time, then the Offer Price shall be appropriately adjusted to provide to the holder of such Company Shares (including Company Shares represented by ADSs) the same economic effect as contemplated by this MoU prior to such event. Nothing set forth in this Section 3.2.9 shall in any way limit or otherwise affect the Company’s obligations under Section 7.1.1.

3.2.10.      Withholding and Taxes. Notwithstanding anything to the contrary contained in this MoU, each of Parent, Purchaser and Merger Sub, as applicable, shall be entitled to deduct and withhold from any consideration payable to any security holder or former security holder of the Company pursuant to this MoU (including any holder or former holder of the ADSs) such amounts as are required to be deducted or withheld therefrom under any provision of applicable Tax Law. To the extent such amounts are so deducted or withheld and paid over to the Relevant Authority, such amounts shall be treated for all purposes under this MoU as having been paid to the Person to whom such amounts would otherwise have been paid. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement, including all such amounts payable hereunder with respect to Company Share Options, shall be payable through the applicable employer entity’s payroll system (or standard accounts payable for non-employees) no later than the first payroll distribution after such amount has become due and payable hereunder. Any transfer, registration, stamp, sales, documentary duty or similar Tax, including, for the avoidance of doubt, any financial transaction tax or similar Tax, arising from any transfer of any Company Shares, ADSs, Company Free Shares, Company Share Options, Company Warrants or other securities contemplated by this MoU (but not including, for the avoidance of doubt, any social Tax, income Tax, gains Tax, personal Tax, or other similar Tax that would be due by a security holder of the Company on any gains (such as, among others, Company Share Options and Company Warrants exercise gains, Company Free Shares vesting gains or other gains) realized in connection with Company Share Options, Company Warrants, Company Free Shares or other securities) shall be borne by Parent or Purchaser.

3.3.            Company Actions.

3.3.1.        Schedule 14D-9. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of the Company Securities, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall include the Company Board Recommendation (except to the extent that the Company effects a Change in Company Board Recommendation pursuant to Section 7.1.2(f)). The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Law. Each of Parent and the Company agrees, within a reasonable period of time, to respond to any comments of the SEC or its staff and to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and the Schedule 14D-9 as corrected to be disseminated to holders of the Company Securities, in each case as and to the extent required by applicable Law, by the SEC or its staff, or by NASDAQ. Parent, its outside legal counsel, financial advisors and other representatives shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, its outside legal counsel, financial advisors and other representatives. The Company agrees to provide Parent, its outside legal counsel, financial advisors and other representatives with (i) any oral or written comments or other communications that the Company, its outside legal counsel, financial advisors and other representatives may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments or other communications and (ii) a reasonable opportunity to provide comments on the response of the Company to those comments (to which reasonable and good faith consideration shall be given). Parent shall, and shall cause Purchaser to, promptly furnish or otherwise make available to the Company, its outside legal counsel, financial advisors and other representatives all information concerning Parent and Purchaser that may be required in connection with any action contemplated by this Section 3.3.1, including such information required by applicable Law to be set forth in the Schedule 14D-9.

3.3.2.        Shareholder List and Other Information. Subject to applicable Laws and the Company’s Organizational Documents, the Company shall, upon Parent’s request, promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of the Company Securities, including lists of securities positions of the Company Shares held in share depositories, in each case, to the Company’s knowledge, accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. In addition, in connection with the Offer, the Company shall, and shall cause its officers, directors, employees, agents, advisors or representatives to, reasonably cooperate with Parent and Purchaser to disseminate the Offer Documents to holders of Company Securities to permit such holders to tender Company Shares in the Offer (if applicable) or otherwise elect to participate in the other undertakings of Parent and Purchaser in connection with the Offer, subject to applicable Laws and the Company’s Organizational Documents.

3.4.            Directors.

(a)            Upon the Offer Acceptance Time, subject to compliance with the Organizational Documents of the Company, applicable Law and the applicable rules of the NASDAQ, Parent, Purchaser and the Company shall use their reasonable best efforts (including, in the case of the Company, by using its reasonable best efforts to obtain the necessary resignations of existing directors) to ensure that the Company Board will be comprised of nine (9) directors (or such lesser or greater number as specified by Purchaser), (i) at least seven (7) (or such lesser or greater number as specified by Purchaser) of whom shall be designated by Purchaser (the “Purchaser Directors”), in its sole discretion, and (ii) at least two of whom shall be an Independent Director (who shall be designated by Purchaser in the manner set forth in Section 3.4(b)). The Company shall, subject to Section 3.4(b), upon Parent’s request at any time following the purchase of and payment for Company Shares pursuant to the Offer, promptly take, or to the extent required by the Organizational Documents of the Company or applicable Law, propose to the shareholders to take, all such actions necessary or, at the request of Parent, implement a board cooptation process necessary to (i) elect or designate to the Company Board the Purchaser Directors permitted to be so designated by the first sentence of this Section 3.4(a), including promptly convening a shareholders’ meeting as may be necessary in accordance with French Law, promptly increasing the size of the Company Board (including by proposing an amendment to the bylaws of the Company if necessary so as to increase the size of the Company Board) and/or promptly request (and use its reasonable best efforts to obtain) the resignations of such number of its current directors, in each case subject to applicable Laws and as is necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board and to otherwise comply with the Company Board composition set forth in the first sentence of this Section 3.4(a), and (ii) cause Purchaser’s designees to be so elected or designated at such time. Promptly after the Offer Acceptance Time, the Company shall also cause Persons designated by Parent (on behalf of Purchaser) to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (A) each committee of the Company Board, (B) the board of directors (or similar body) of each Subsidiary of the Company and (C) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and applicable NASDAQ rules. The Company’s obligations under this Section 3.4 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this MoU take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 3.4, including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board. Parent shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. Parent shall be solely responsible for the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchanges Act and Rule 14f-1 promulgated under the Exchange Act in connection with such filing. The provisions of this Section 3.4 are in addition to and shall not limit any rights that any of Parent, Purchaser or any of their respective Affiliates may have as a record holder or beneficial owner of Company Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b)            Following the election or appointment of Parent’s designees pursuant to Section 3.4(a) and until the earliest to occur of (x) such time after the Offer Acceptance Time as Purchaser and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding shares in the capital of Merger Sub and the Company (or their respective legal successors), including, for the avoidance of doubt, pursuant to the Compulsory Acquisition, and (y) consummation of the Liquidation and Second Step Distribution: (i) Parent shall cause at least two individuals (each of whom is an independent member of the Company Board as of immediately prior to the Offer Acceptance Time (or, if no such individual is willing, then another person who is “independent” (as such term is defined by NASDAQ rules), and is not an employee, director, officer or representative of Parent or any of its Affiliates)) to serve as a member of the Company Board following the Offer Acceptance Time and, following the Merger, as a member of the board of directors of Merger Sub (the “Independent Director(s)”); and (ii) the approval of a majority of such Independent Directors shall (for so long as they are entitled to serve in such capacity) be required to authorize: (A) any termination of this MoU, the Merger Documentation or the Demerger Documentation by the Company or Merger Sub, as applicable; (B) any amendment of this MoU, the Merger Documentation or the Demerger Documentation requiring action by the Company Board or the board of directors of Merger Sub; (C) any extension of time for performance of any obligation or action hereunder by the Company or Merger Sub; and (D) any waiver of compliance with any of the agreements and conditions contained herein for the benefit of the Company the holders of Company Securities (including as it relates to the Merger, Demerger and/or Liquidation and Second Step Distribution).

3.5.         Treatment of Equity-Based Awards.

3.5.1.      Company Share Options.

(a)            Vested Company Share Options. Pursuant to the Offer made in accordance with Section 3.2, Purchaser shall offer to each holder of a Vested Company Share Option (including all holders of Company Share Options issued by the Company under the 2010 to 2016 stock option plans (i.e., until May 3, 2017)) the right, immediately prior to the Offer Acceptance Time, to a cashless arrangement or a financing facility or an equivalent mechanism (in each case and to the extent permitted under applicable Laws) (the “Option Liquidity Mechanism”) to fund the payment of the aggregate exercise price and applicable Tax withholding obligations for exercising their Vested Company Share Options, subject to the holder of such Company Share Option undertaking, at the Offer Acceptance Time, to tender the underlying Company Shares acquired upon the exercise of such Vested Company Share Option into the Offer and to repay the aggregate exercise price and any applicable Tax withholding obligations funded through such Option Liquidity Mechanism (as applicable, “Option Liquidity Mechanism Expenses”).

(b)            Unvested Company Share Options. Pursuant to the Offer made in accordance with Section 3.2, (i) in respect of Unvested Company Share Options issued by the Company under the 2017 stock option plan (i.e., pursuant to decisions of the Company Board taken between April 20, 2017 and August 4, 2020) and, as the case may be, the 2016 stock option plan (i.e., pursuant to decision of the Company Board taken between May 13, 2016 and April 20, 2017), Purchaser shall offer to each holder of an Unvested Company Share Option the right, at the Offer Acceptance Time, to cancel such Unvested Company Share Option and replace it with a right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of Company Shares subject to such Unvested Company Share Option multiplied by (y) the excess, if any, of the Offer Price over the applicable per share exercise price under such Unvested Company Share Option, subject to any required withholding of Taxes (the “Cash Replacement Option Amounts”) and (ii) each award of Unvested Company Share Options issued from August 4, 2020 shall be automatically cancelled and replaced with a right to receive the Cash Replacement Option Amounts, which Cash Replacement Option Amounts will, in each case of (i) and (ii) above, be subject to the holder’s continued employment with Parent, the Company, or any of their Subsidiaries through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Share Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as applied to the award of Unvested Company Share Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this MoU or for such other administrative or ministerial changes as Parent and the Company determine are appropriate to conform the administration of the Cash Replacement Option Amounts.

(c)            Further Actions for Company Share Options. The Company (including the Company Board or any committee thereof which governs or administers the outstanding Company Share Options and/or the Company Share Option Plans) shall pass resolutions and take all actions reasonably necessary or advisable, to the extent permitted by applicable Law, to effect the transactions contemplated by this Section 3.5 and to terminate the Company Share Option Plans effective at such time as no Company Share Options are outstanding.

3.5.2.       Company Free Shares.

(a)            Unsellable Company Free Shares. Pursuant to the Offer made in accordance with Section 3.2, Purchaser shall offer to each holder of an Unsellable Vested Company Free Share the right, immediately prior to the Offer Acceptance Time, a liquidity mechanism (the “Free Share Liquidity Mechanism”), which shall (i) provide for the sale of the relevant Unsellable Vested Company Free Share to Purchaser at the Offer Price, (ii) become exercisable for (A) US Taxpayers, upon the Offer Acceptance Time and (B) Non-US Taxpayers, upon expiration of any applicable lock-up period, (iii) for Non-US Taxpayers, only be provided with respect to any Unsellable Vested Company Free Share if the holder thereof has agreed to, pursuant to the terms of a liquidity agreement to be entered into between such holder and Purchaser, sell the Unsellable Vested Company Free Share to Purchaser immediately upon such Unsellable Vested Company Free Share becoming available for sale by such holder, and (iv) provide that if the holder of any such Unsellable Vested Company Free Share or Purchaser so requests, Purchaser shall be obligated to purchase and holder shall be obligated to sell the relevant Unsellable Vested Company Free Share at the Offer Price at any time following the expiration of any applicable lock-up period or delivery of the Unsellable Vested Company Free Share, if no such lock-up period applies. The Company shall take all actions to permit Purchaser to enter into liquidity agreements with holders of outstanding Unsellable Vested Company Free Shares in order to implement the Free Share Liquidity Mechanism. If the Free Share Liquidity Mechanism is not (or is not capable of being) implemented or applicable to all holders of Unsellable Vested Company Free Shares, the Parties shall discuss in good faith any alternate solutions resulting in the substantially equivalent economic effect.

(b)            Unvested Company Free Shares. Effective as of the Offer Acceptance Time, each award of Unvested Company Free Shares shall be automatically cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the Offer Price (the “Cash Replacement Free Share Amount”) multiplied by (ii) the number of Unvested Company Free Shares underlying such award (and, with respect to any Unvested Company Free Shares that are subject to performance-vesting goals or metrics, (x) for any Unvested Company Free Shares for which the time period for performance has elapsed under the terms of the awards, the number of Unvested Company Free Shares shall be determined based on the actual level of achievement of such goals or metrics, and (y) for all other Unvested Company Free Shares, the number of Unvested Company Free Shares shall be determined based on target level of achievement of such goals or metrics immediately prior to the Offer Acceptance Time), which Cash Replacement Free Share Amount will, subject to the holder’s continued employment with Parent, the Company, or any of their Affiliates through the applicable vesting dates, vest and be payable at the same time as the Company Free Share for which such Cash Replacement Free Share Amount were exchanged would have vested pursuant to its terms. All Cash Replacement Free Share Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as applied to the Unvested Company Free Shares for which they were exchanged, (A) except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as Parent and the Company determine are appropriate to conform the administration of the Cash Replacement Free Share Amounts and (B) and, for the purpose of clarity, the acceleration of vesting terms set forth on Section 4.14(h) of the Company Disclosure Letter shall apply.

(c)            Further Actions for Company Free Shares. The Company (including the Company Board or any committee thereof which governs or administers the outstanding Company Free Shares and/or the Company Free Share Plans) shall pass resolutions and take all actions reasonably necessary or advisable, to the extent permitted by applicable Law, to effect the transactions contemplated by this Section 3.5.2 and to terminate the Company Free Share Plans, effective at such time as no Company Free Shares are outstanding.

3.5.3.       Company Warrants.

(a)            Effective as of immediately prior to the Offer Acceptance Time, all Company Warrants that are outstanding immediately prior to the Offer Acceptance Time shall immediately vest and become fully exercisable.

(b)            Pursuant to the Offer made in accordance with Section 3.2, Purchaser shall offer to each holder of a Company Warrant a cashless arrangement or a financing facility or an equivalent mechanism (which, in each case and to the extent permitted under applicable Laws, would be implemented through a third party) (the “Warrant Liquidity Mechanism”) to fund the payment of the aggregate exercise price and applicable Tax withholding obligations for exercising their Company Warrant, subject to such holder of such Company Warrant undertaking to tender the underlying Company Shares acquired upon the exercise of such Company Warrant into the Offer and to repay the aggregate exercise price and any applicable Tax withholding obligations funded through such Warrant Liquidity Mechanism (as applicable, “Warrant Liquidity Mechanism Expenses”).

(c)            Further Actions for Company Warrants. The Company (including the Company Board or any committee thereof which governs or administers the outstanding Company Warrants and/or the Company Warrant Plans) shall pass resolutions and take other actions, to the extent permitted by applicable Law, to effect the transactions contemplated by this Section 3.5.3 and to terminate the Company Warrant Plans effective as of the Offer Acceptance Time.

3.5.4.       Treatment of Employee Stock Purchase Plan. With respect to the ESPP, as soon as practicable (and in any event within ten days) following the date hereof, the Company Board or the Authorized Officer (as defined in the ESPP) will adopt resolutions and take other actions as may be reasonably necessary or required to provide that (y) each individual participating in an Offering (as defined in the ESPP) in progress on the date hereof will not be permitted to (a) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the date hereof; or (b) make separate non-payroll contributions to the ESPP on or following the date hereof, except as may be required by applicable law, and (z) no individuals will be permitted to newly enroll in the ESPP following the date hereof. Prior to the Commencement Date, the Company will take all action that may be necessary to, effective upon the Commencement Date, (i) cause any Offering that would otherwise be outstanding at the Commencement Date to terminate no later than five (5) Business Days prior to the date on which the Commencement Date occurs; (ii) make any pro rata adjustments that may be necessary to reflect the shortened Offering, but otherwise treat any shortened Offering as a fully effective and completed Offering for all purposes pursuant to the ESPP; (iii) cause the exercise (as of no later than one Business Day prior to the date on which the Commencement Date occurs) of each outstanding purchase right pursuant to the ESPP; and (iv) provide that no further Offering Period (as defined in the ESPP) or purchase period will commence pursuant to the ESPP after the date hereof. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole Company Shares in accordance with the terms of the ESPP. Immediately prior to and effective as of the Commencement Date, the Company will terminate the ESPP.

3.6.         General Meeting.

3.6.1.       Holding the GM. Subject to the provisions of this Section 3.6 and the decision of Parent pursuant to Section 3.7, the Company shall, as promptly as practicable after completion of the Post-Offer Consultation and in any event after receipt of all required appraiser reports in connection with the Merger and the Demerger, call an ordinary and an extraordinary general meeting of its shareholders (the “GM”), to be held no later than forty (40) calendar days thereafter, to:

(a)           propose to adopt one or more resolutions, subject to the Offer Acceptance Time having occurred, to effectuate and complete a contribution in kind subject to the demerger regime (apport partiel d’actif soumis au régime des scissions) (the “Demerger”) as a result of which all of the Company’s assets and liabilities will be spun into a newly incorporated société par actions simplifiée organized under the Laws of France that is wholly owned by the Company (“Demerger Sub”) as contemplated by the Demerger Agreement (the “Demerger Resolutions”), it being agreed that a tax ruling will be filed in connection with the Demerger in accordance with section 209 II of the French tax code;

(b)           propose to adopt resolutions to, subject to the Offer Acceptance Time having occurred, approve the Merger as contemplated by the Merger Agreement as provided for under Articles L. 236-1 et seq. and L. 236-25 et seq. of the French Commercial Code (the “Merger Resolutions”);

(c)           propose to in accordance with Section 3.4(a), adopt one or more resolutions effective upon (and subject to the occurrence of) the Offer Acceptance Time to appoint the Purchaser Directors to replace the resigning directors of the Company Board, to accept the resignations of the resigning directors of the Company Board and to otherwise ensure the Company Board is comprised of the directors contemplated by Section 3.4(a) (the “Governance Resolutions”); and

(d)           conduct such other business as may properly come before the meeting.

3.6.2.       GM Materials. On the Company Board Recommendation Date, the Company shall prepare and file with the SEC a preliminary proxy statement in connection with the GM (the “Proxy Statement”) and any other appropriate materials for the GM (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required, the “GM Materials”) relating to the matters set forth in Section 3.6.1. Subject to Section 7.1.2, the Company shall include the Company Board Recommendation in the GM Materials. Parent shall cooperate with the Company in the preparation of the GM Materials and furnish promptly to the Company all available information concerning Parent, Purchaser and any of their Affiliates required to be set forth in the GM Materials. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the GM Materials (and any amendments thereto) each time prior to their filing with the SEC and/or dissemination to the shareholders of the Company, as applicable, and the Company shall give due consideration to all reasonable additions, deletions or changes to such documents (and any amendments thereto) suggested thereto by Parent and its counsel. The Company shall provide Parent and its counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Relevant Authority with respect to the GM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall give due consideration to all reasonable additions, deletions or changes to such response proposed by Parent and its counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or any other Relevant Authority to the extent such participation is not prohibited by the SEC or the applicable Relevant Authority. The parties hereto agree that, notwithstanding the notice provisions of this MoU, communications with respect to the Proxy Statement, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel. Promptly following the later of (i) confirmation by the SEC that it has no further comments on the Proxy Statement and (ii) the expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated by the SEC, the Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders.

3.6.3.      Postponement of GM. The Company shall consult with Parent regarding the date of the GM (or any Subsequent GM) and, unless this MoU is validly terminated in accordance with Article IX, shall not cancel, postpone or adjourn the GM (or any Subsequent GM) without the prior written consent of Parent; provided, that the Company may, following reasonable consultation with Parent, and, to the extent requested in writing by Parent, the Company shall, adjourn, postpone or cancel and reconvene the GM (or any Subsequent GM) solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant GM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the GM (and any Subsequent GM) or (y) on no more than two (2) occasions of not more than ten (10) Business Days each, to solicit additional proxies in favor of the approvals set forth in Section 3.6.1, if as of the date of the scheduled GM (or any Subsequent GM) there are not sufficient proxies that have been received approving such matters. In the event the GM (or any Subsequent GM) is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the GM or such Subsequent GM on a date scheduled by mutual agreement of the Company and Parent, each acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent GM, a date that shall be prior to the date on which the Expiration Date shall occur).

3.6.4.      Compliance with GM Requirements. The Company shall use its reasonable best efforts to ensure that the GM (and any Subsequent GM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. Without limiting the foregoing, prior to holding the GM (or any applicable Subsequent GM), the Company will use its reasonable best efforts to comply in all material respects with all applicable requirements with respect to the holding of an GM (or Subsequent GM, if applicable) to act upon the Merger Resolutions, including the pre-meeting filing and publication requirements of the French Commercial Code with respect to the Merger (collectively, the “French Merger Publication”). Notwithstanding anything to the contrary in this Section 3.6, the date of the French Merger Publication shall be on a date reasonably selected by Parent and the Company, and the GM (or Subsequent GM, if applicable) shall be held in compliance with all applicable Laws as promptly as practicable after the date of the French Merger Publication. The approval of the matters set forth in Section 3.6.1(a)3.6.1(d) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the GM (and any Subsequent GM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent.

3.6.5.      Subsequent GM. Notwithstanding anything to the contrary in this MoU, if the Company Board determines in its reasonable discretion that any additional shareholders resolutions should be adopted in order to approve any of the Signing Transactions, or if the Governance Resolutions, the Merger Resolutions or the Demerger Resolutions have not been adopted at the GM, then, in each case, the Company shall, following consultation with Parent, duly call and give notice of another GM (a “Subsequent GM”), which will take place at a date determined by the Company and reasonably acceptable to Parent and not later than a date that is prior to the date of the Expiration Date, at which the Governance Resolutions, the Merger Resolutions or the Demerger Resolutions, or the additional resolutions as referred to above will be considered or reconsidered, as the case may be.

3.6.6.      GM and Alternate Proposal. Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this MoU in accordance with Article IX, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the GM (and any Subsequent GM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 3.6, in each case, will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternate Proposal (whether or not a Superior Proposal) or any Change in Company Board Recommendation. Unless this MoU is validly terminated in accordance with Article IX, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Alternate Proposal (whether or not a Superior Proposal).

3.6.7.      Company GM Covenant. Except to the extent there has been a Change in Company Board Recommendation, at and prior to the GM (and any Subsequent GM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 3.6.1 following the time at which such matters are submitted to the Company’s shareholders for approval.

3.7.         Post-Offer Reorganization.

3.7.1.      Post-Offer Reorganization Options. Following the later of the Offer Acceptance Time or, if applicable, the closing of the Subsequent Offering Period, Parent may (but for the avoidance of doubt, shall not be required to) effectuate, or cause to be effectuated, in which case the Company and its Subsidiaries shall effectuate a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which will be (x) a Post-Offer Reorganization identified in Section 3.7.1(a) or Section 3.7.1(b) (or any combination of the foregoing), or (y) with the prior written consent of the Company (prior to the Offer Acceptance Time) or the Independent Directors in office at that time (following the Offer Acceptance Time) (in each case, such consent not to be unreasonably withheld, conditioned or delayed) and if permissible under applicable Law, at Parent’s election, shall be comprised of any of the following other Post-Offer Reorganizations (it being understood that, as of the date hereof, Parent has a preference for effectuating the Demerger and the Merger, and any reference to the Company in this Section 3.7.1 shall be deemed to refer to the Company or any of its legal successors):

(a)           the Demerger;

(b)           the Merger;

(c)           a statutory legal demerger (apport partiel d’actif soumis au régime des scission or scission) of the Company in accordance with Articles L. 236-1 and seq. of the French Commercial Code;

(d)           a statutory (cross-border or domestic) legal (bilateral or triangular) merger in accordance with Articles L. 236-1 and seq. and, as the case may be, L. 236-25 and seq. of the French Commercial Code between the Company, Purchaser and/or any Affiliate of Parent;

(e)           a cross-border redomiciliation of the Company in accordance with Articles L. 236-25 to L. 236-32 and R. 236-13 to R. 236-20 of the French Code de Commerce and other non-contrary provisions of Articles L. 236-1 to L. 236-23 of the French Commercial Code;

(f)            a transfer by way of sale of all or, at the option of Parent, part of the Company’s assets and liabilities to a newly incorporated or existing company; and

(g)           any combination of the foregoing.

3.7.2.       Post-Merger Reorganization. The Company acknowledges that, upon completion of the Merger, Parent may (but for the avoidance of doubt, shall not be required to) effectuate, or cause to be effectuated, in which case Merger Sub (as successor of the Company) and its Subsidiaries shall effectuate, and the Company Board shall reasonably cooperate with Parent (at Parent’s sole cost) to facilitate and procure the preparation of, a corporate reorganization (the “Post-Merger Reorganization”) of Merger Sub and its Subsidiaries, which will be (x) a Post-Merger Reorganization identified in Section 3.7.2(a), 3.7.2(b) or 3.7.2(c) (or any combination of the foregoing), or (y) with the prior written consent of the Independent Directors in office at that time (such consent not to be unreasonably withheld) and if permissible under applicable Law, at Parent’s election, shall be comprised of any of the following Post-Merger Reorganizations (it being understood that, as of the date hereof, Parent has a preference for effectuating the Asset Sale and the Liquidation and Second Step Distribution, and any reference to Merger Sub in this Section 3.7.2 shall be deemed to refer to Merger Sub or any other entity directly or indirectly holding all or substantially all of the business of the Company upon completion of the Post-Offer Reorganization):

(a)           the Asset Sale;

(b)           the Liquidation and Second Step Distribution;

(c)           the commencement by Purchaser (or its Affiliate) of the Compulsory Acquisition;

(d)           a sale and transfer of any or all assets and/or liabilities between Merger Sub and its Affiliates or between Merger Sub, on the one hand, and Purchaser or Parent, on the other hand, or their respective Affiliates (including any newly formed private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands);

(e)           a distribution of proceeds, cash and/or assets to the shareholders of Merger Sub or share buybacks;

(f)            a dissolution and/or liquidation of Merger Sub;

(g)           a contribution of cash and/or assets by Purchaser, Parent or by any Affiliate of Parent in exchange for ordinary shares in Merger Sub’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of Merger Sub’s minority shareholders could be excluded;

(h)           a statutory (cross-border or domestic) legal (bilateral or triangular) merger (juridische (driehoeks-)fusie) in accordance with Article 2:309 et seq. of the DCC between Merger Sub, Purchaser and/or any Affiliate of Parent;

(i)            a statutory legal (bilateral or triangular) demerger (juridische (driehoeks-)splitsing) of Merger Sub in accordance with Article 2:334a et seq. of the DCC;

(j)            any transaction between Merger Sub and Purchaser or their respective Affiliates at terms that are not at arm’s length (subject to approval by the Independent Directors);

(k)           any transactions, restructurings, share issues, procedures and/or proceedings in relation to Merger Sub and/or one or more of its Affiliates required to effect the aforementioned transactions; and

(l)            any combination of the foregoing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the disclosure letter dated the date hereof delivered to Parent by the Company (the “Company Disclosure Letter”), (b) disclosed in any annual report on Form 10-K of the Company, or (c) disclosed in any release, report, schedule, form, statement or other document filed with or furnished to the SEC or the French Registry of Commerce and Companies (Registre de commerce et des sociétés) at least one (1) Business Day prior to the date hereof and, in each case of clauses (b) and (c), only if such release, annual report, report, schedule, form, statement or other document is publicly available on the date hereof on the “Investor Relations” section of the website of the Company or on the website of the SEC or at the French Registry of Commerce and Companies (Registre de commerce et des sociétés) (collectively, the “Company Reports”) (other than disclosures relating to risk factors or any disclosure in any Company Report to the extent that such disclosure is predictive or forward-looking in nature, and provided that the relevant exception to such representation and warranty is reasonably apparent from such Company Report) (it being acknowledged that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.2 and Section 4.7(b)), the Company hereby represents and warrants to Parent as follows:

4.1.         Organization, Good Standing and Qualification; Subsidiaries.

(a)           The Company is an entity duly organized and validly existing under the Laws of its jurisdiction of organization. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing, as applicable, has not resulted and is not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)           A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.1(b) of the Company Disclosure Letter. Except as set forth in Section 4.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.2.         Capitalization.

(a)           As of March 5, 2021, the outstanding share capital of the Company consists of 32,354,496 Company Shares, each with a nominal value of €0.08 per share. As of March 5, 2021: (i) 32,354,496 Company Shares were issued and outstanding, and (ii) no Company Shares were held in the treasury of the Company (including Company Shares held by Subsidiaries). As of March 5, 2021, there are (x) 1,537,057 Company Shares underlying Company Share Options, with a weighted average exercise price of €18.84, (y) 323,173 Company Shares underlying Company Warrants, with a weighted average exercise price of €28.18 and (z) 2,748,533 Company Shares underlying Unvested Company Free Shares (and, in the case of any performance-based awards of Company Free Shares, assuming performance achievement at maximum).

(b)           Each of the outstanding shares or other equity interests in the Company are duly authorized, validly issued and fully paid. Except as set forth in Section 4.2(a) above (and except for the Convertible Senior Notes), as of the date hereof, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock, profit participation, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of the Company and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)           Each of the outstanding shares of capital stock or other equity interests in each of the Company’s Subsidiaries that is held by the Company or by a direct or indirect Subsidiary of the Company is duly authorized, validly issued, fully paid and, to the extent applicable, non-assessable, and the Company or a direct or indirect Subsidiary of the Company has legal title to such outstanding shares or other equity interests. All shares of capital stock or other equity interests in each of the Company’s Subsidiaries owned by the Company or by a direct or indirect Subsidiary of the Company are free and clear of any Lien. Except as set forth above (and except for the Convertible Senior Notes), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock, profit participation, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of any of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)           Except for the Convertible Senior Notes, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any of the Company’s Subsidiaries issued and outstanding or reserved for issuance. None of the Company or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any such shares of capital stock or other equity interests.

(e)           Section 4.2(e) of the Company Disclosure Letter contains a true and complete list, as of March 5, 2021, of (i) the number of Company Shares subject to each outstanding Company Share Option, the name of the holder, the exercise price, the grant date, the general vesting schedule and the expiration date of each such Company Share Option, (ii) the number of Company Shares subject to each outstanding non-vested Company Free Share, the name of the holder, the grant date, the vesting schedule, end of acquisition period and delivery date, and the Company Free Share Plan pursuant to which such Company Free Share was granted, (iii) the number of Company Shares that have been delivered pursuant to the vested Company Free Shares and are subject to a lock-up period, the name of the holder, the end of acquisition period / delivery date, the end of the lock-up period and the Company Free Share Plan pursuant to which such Company Shares were acquired, and (iv) the number of Company Shares subject to each outstanding Company Warrant, the name of the holder, the subscription date, the exercise price and the Company Warrant Plan pursuant to which such Company Warrant was issued. The Company has not issued any Company Shares (other than pursuant to Company Share Options, Company Free Shares or Company Warrants granted prior to the date hereof) and has not granted Company Share Options, Company Free Shares, Company Warrants or any other equity interests in the Company or any of its Subsidiaries since March 5, 2021 through the date hereof.

4.3.         Corporate Authority. The Company has all requisite organizational power and authority and has taken all organizational action necessary in order to authorize, execute and, unless the Company Board decides not to proceed with the transactions contemplated by this MoU in accordance with Section 2.3, perform its obligations under this MoU. Assuming that Parent has validly and properly entered into this MoU, this MoU is a valid and, unless the Company Board decides not to proceed with the transactions contemplated by this MoU in accordance with  Section 2.3, binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “General Enforceability Exceptions”).

4.4.         Non-contravention. The execution by the Company of this MoU, the compliance by it with all of the provisions of and, unless the Company Board decides not to proceed with the transactions contemplated by this MoU in accordance with  Section 2.3, the performance by it of its obligations under this MoU and the consummation of the Offer, (a) will not conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both), other than Permitted Liens and the acceleration of the rights to exercise the Company Share Options, Company Warrants, Company Free Shares or Convertible Senior Notes, pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any Material Contract, or result in any change in the material rights and material obligations of any party under any Material Contract, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound, (b) will not violate or conflict with any Permit issued to the Company or any of its Subsidiaries (assuming receipt by Parent of all authorizations, consents, Permits and approvals required in connection with the Offer), (c) will not violate or conflict in any material respect with the Organizational Documents of the Company or any of the Company’s Subsidiaries, or (d) assuming all authorizations, waivers, consents, filings, registrations and approvals described in Section 4.5 have been obtained, made or given, will not violate or conflict with any applicable Law, except (in the case of clauses (a), (b) and (d)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect.

4.5.         Required Consents. Other than (a) the Regulatory Approvals, (b) authorizations, waivers, consents, filings, registrations or approvals in connection with or in compliance with the Exchange Act, and (c) such other authorizations, waivers, consents, filings, registrations or approvals that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to result in a Material Adverse Effect, no authorizations, waivers, consents, filings, registrations or approvals are required to be made by the Company or any of its Subsidiaries with, or obtained by the Company or any of its Subsidiaries from any Relevant Authority, in connection with the performance by the Company of its obligations hereunder and the consummation of the Offer.

4.6.         Reports; Financial Statements; Internal Control and Disclosure Control.

(a)           The Company Reports were, to the extent required under applicable Law, filed in a timely manner, and are in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the Company Reports that were required to be filed with any Relevant Authority complied in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(b)           All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company Reports (i) fairly present in all material respects the consolidated balance sheets and the statements of operations, cash flows and changes in shareholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein and (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that are not, individually or in the aggregate, material in amount or nature).

(c)           The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries in accordance in all material respects with US GAAP and applicable Laws. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of Company Board (i) all known “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting, and any such disclosures have been made available to Parent, except to the extent such disclosures relate to matters that are not reasonably expected to result in a Material Adverse Effect.

4.7.         Absence of Certain Changes. Since December 31, 2020, (a) the Company has conducted the business of the Company in the ordinary course of business, (b) there has not been any change or development that, individually or in the aggregate, has resulted or is reasonably expected to result in a Material Adverse Effect and (c) except in connection with the authorization, preparation, negotiation, execution or performance of this MoU or the consummation of the Transactions, the Company and its Subsidiaries have not taken or refrained from taking any action, which if taken or refrained from being taken during the period commencing after the date hereof and the Offer Acceptance Time, would be prohibited (without Parent’s consent) by clauses (a), (c), (e), (f), (i) and (l) of Section 7.1.1.

4.8.         Litigation.

(a)           As of the date hereof, there are no Actions or Orders that would reasonably be expected to materially impair the ability of the Company to consummate the Offer or the other transactions contemplated by this MoU pending or, to the knowledge of the Company, threatened in writing, pending by or against the Company or any of its Subsidiaries, before or by any Relevant Authority, except those that would not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

(b)           Other than Actions or Orders of the type covered by clause (a) above, there are no Actions (nor are any such Actions or Orders pending or, to the knowledge of the Company, threatened in writing), pending by or against the Company or any of its Subsidiaries or affecting any of their respective properties or assets, before or by any Relevant Authority or Orders affecting any of their respective properties or assets, except, in each case, those that would not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

4.9.         Intellectual Property.

(a)           Except as would not be material to the Company or any of its Subsidiaries, (i) the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to each item of Intellectual Property that the Company or any of its Subsidiaries, as applicable, owns or purports to own (the “Company Intellectual Property”) free and clear of any Liens (other than Permitted Liens), exclusive licenses and obligations to grant any of the foregoing, (ii) all Technology owned by the Company and its Subsidiaries is owned free and clear of any Liens (other than Permitted Liens), and (iii) except as would not be material to the Company or any of its Subsidiaries, the Company and its Subsidiaries own or have sufficient rights to all Intellectual Property and Technology used in or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted. Section 4.9(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Intellectual Property that is registered or the subject of an application for registration or similar recognition (including Internet domain names) and that is owned by the Company or any of its Subsidiaries (the “Company Registered IP”).

(b)           Except as would not be material to the Company or any of its Subsidiaries, (i) none of the issued Company Registered IP or other Company Intellectual Property is invalid or unenforceable, and (ii) as of the date of this MoU, all applicable fees and filings have been made that were necessary to have been made prior to the date of this MoU in order to maintain in good standing those items of Company Intellectual Property that the Company has chosen to maintain as Company Registered IP, and (iii) none of the Company’s or any of its Subsidiaries’ rights in or to the Company Intellectual Property will be terminated or limited or affected by virtue of the consummation of the transactions contemplated by this MoU.

(c)            (i) Except as would not be material to the Company or any of its Subsidiaries, the operation of the Company’s and each of its Subsidiaries’ businesses (including as currently conducted and as contemplated to be conducted), including any products sold and services offered by the Company or any of its Subsidiaries, has not in the past six (6) years infringed upon, misappropriated, engaged in unauthorized use of, or otherwise violated, and does not infringe upon, misappropriate, or otherwise violate, any Intellectual Property owned by any third party, and (ii) to the knowledge of the company, there is no, and in the past three years there has not been any, Action or allegation (including offers to license) sent or received in writing by, pending against, or threatened against (A) a third party alleging any infringement, violation, misappropriation, or unauthorized use of (including in violation of, or in excess of the rights granted in, any applicable license) any Company Intellectual Property, or (B) the Company or any of its Subsidiaries alleging (or claiming right to indemnification for any) infringement, violation, misappropriation, or unauthorized use of (including in violation of, or in excess of the rights granted in, any applicable license) any Intellectual Property owned by any third party, alleging any invalidity or unenforceability of any Company Intellectual Property (except for office actions in the ordinary course of prosecution of an application for the registration of Intellectual Property), or claiming rights to additional compensation (including additional remuneration and fair price) for Intellectual Property or Technology contributed to, developed, or conceived of by any current or former employee of the Company or any of its Subsidiaries. To the Knowledge of the Company, and except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, no third party is infringing upon, misappropriating, engaged in unauthorized use of, or violating, and has not in the past three years infringed upon, misappropriated, engaged in unauthorized use of, or violated any material Company Intellectual Property.

(d)            The Company and its Subsidiaries have used commercially reasonable efforts to maintain and protect all of the Company Intellectual Property, including by maintaining the secrecy, confidentiality, and value of the information the Company and its Subsidiaries have chosen or are obligated to maintain as Trade Secrets or in confidence, including the Company Proprietary Source Code. Each employee or contractor that has contributed, developed or conceived of, for the Company or any Subsidiary, any Technology or Intellectual Property that is material to Company Products have done so pursuant to a written form of proprietary information and invention and Intellectual Property assignment or similar agreement assigning (via a present grant of assignment) to the Company or one of its Subsidiaries all such Intellectual Property and Technology. To the Knowledge of the Company (i) no material Trade Secrets included in the Company Intellectual Property have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement or where the Company determined in its reasonable business judgment to no longer protect such Trade Secret as a Trade Secret under applicable Law, and (ii) there has not been any unauthorized access to or disclosure of any such Trade Secrets (including any Company Proprietary Source Code). Each Person that has had or currently has access to any Trade Secrets of the Company and its Subsidiaries (including any Company Proprietary Source Code) is subject to binding duties or obligations to the Company regarding the confidentiality and non-disclosure thereof. To the Knowledge of the Company, no Person is in breach of any agreement or obligation referenced in this Section 4.9(d).

(e)           The Company and its Subsidiaries have not transferred ownership of any Intellectual Property that, but for such transfer, would have constituted material Company Intellectual Property, and neither the Company nor any of its Subsidiaries are under any obligation, whether written or otherwise, to develop any Technology or Intellectual Property for any third party.

(f)            The Company and its Subsidiaries have not used in, incorporated into, or linked or combined (by linking or otherwise), provided as a service, or made available with a Company Proprietary Product or Company Proprietary Source Code any third party Open Source Software or any modification or derivative thereof in a manner that has resulted in any obligation of the Company or its Subsidiaries to disclose or distribute the Company Proprietary Source Code to any third party, or to license or provide the Company Proprietary Products or Company Proprietary Source Code free of charge or for nominal charge, or for the purpose of redistribution, or making or distributing modifications or derivative works thereof, or conditioned the grant of any rights on any of the foregoing.

(g)           The Company and its Subsidiaries are in material compliance with all obligations under the applicable licenses to any Open Source Software that is a Third Party Component or is otherwise included or incorporated in, or necessary for the provision or support of, any Company Product, and have not, in the last three years, received any written notice from any third party claiming any such noncompliance.

(h)           The Company and its Subsidiaries have not disclosed, licensed, released, distributed, escrowed (other than a covenant by any of them in the ordinary course of business consistent with past practice in a customer Contract to, upon the request of the customer, enter into a separate written escrow agreement), granted any rights to, or made available the Company Proprietary Source Code to any third party (other than disclosure to employees and service providers who have a need for such access in connection with providing services to the Company or its Subsidiaries and have executed confidentiality and non-disclosure agreements in the ordinary course of business), and the consummation of the transactions contemplated by this MoU will not trigger the disclosure, license, distribution, or release of, or give rise to any other Person having the right to access, receive, or obtain any right or license to, any of the Company Proprietary Source Code. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any Company Proprietary Source Code be disclosed, licensed, released, distributed, escrowed (other than a covenant by any of them in the ordinary course of business consistent with past practice in a customer Contract to, upon the request of the customer, enter into a separate written escrow agreement), or made available to or for, or any other grant of any right be made with respect thereto, any Person. Section 4.9(h) of the Company Disclosure Letter sets forth all (i) Company Proprietary Products, (ii) Company Open Source Products, and (iii) Third Party Components (other than Open Source Software) used in, incorporated into, or linked or combined with, provided as a service, or made available with the Company Proprietary Products, in each case, identifying the applicable Contracts pursuant to which such Third Party Components are licensed to the Company or one of its Subsidiaries. No Relevant Authority or university or educational institution has any ownership rights in or to any Company Intellectual Property.

(i)            Except as would not be material to the Company or any of its Subsidiaries, taken as a whole, the Company and its Subsidiaries take commercially reasonable actions to protect the security and integrity of the information technology systems owned or otherwise controlled by the Company or any of its Subsidiaries, and the confidential data stored or contained therein or transmitted thereby by the Company or its Subsidiaries (such systems and data, “Systems”), including by implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program.

(j)            To the knowledge of the Company, except as would not be material to the Company or any of its Subsidiaries, taken as a whole, there is no, and since January 1, 2019, has been no (i) Action pending against the Company or any of its Subsidiaries concerning any actual or alleged violation of a Privacy Obligation by the Company or its Subsidiaries, nor (ii) any written allegation pending, received in writing, or, to the knowledge of the Company, threatened against the Company or its Subsidiaries concerning any actual or alleged violation of a Privacy Obligation by the Company or its Subsidiaries.

4.10.       Privacy. The Company has made available to Parent the Company’s and its Subsidiaries’ current applicable posted privacy policies and all previous versions thereof posted at any time in the three years prior to the date of this MoU. The Company’s and its Subsidiaries’ processing, collection, use, maintenance, disclosure, and disposal (“Process”) of Personal Information are in compliance with such applicable posted privacy policies, contractual obligations of the Company and its Subsidiaries relating to privacy, data protection, or data security with respect to Personal Information, all applicable Laws relating to privacy, data protection, or data security with respect to Personal Information (including, as applicable, the General Data Protection Regulation (EU) 2016/679 and the French Data Protection Law n°78-17 of 6 January 1978 as amended), and PCI-DSS (such policies, obligations, Laws, and PCI-DSS, collectively “Privacy Obligations”), except in each case as would not be material to the Company or any of its Subsidiaries, taken as a whole. Except as would not be material to the Company or any of its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain commercially reasonable physical, technical, organizational and administrative security measures, including with respect to integrity and confidentiality, designed to protect all Personal Information collected or maintained or Processed by the Company or any of its Subsidiaries from and against security breaches and security incidents resulting in accidental or unlawful destruction, loss, alteration and unauthorized Processing, access, use, acquisition, modification, and disclosure. To the Company’s knowledge, since January 1, 2019, no security breach or security incident resulting in any unauthorized access to or unauthorized use of any System, or in any unauthorized Processing, loss, use, acquisition, modification, or disclosure of any such Personal Information, has occurred, except for any such security breaches or security incidents as would not be material to the Company or any of its Subsidiaries, taken as a whole.

4.11.       Legal Compliance; Permits.

(a)            Since January 1, 2019, neither the Company nor any of its Subsidiaries has been in conflict with, or in default, breach or violation of, any Law or Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for conflicts, defaults, breaches or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2019, any written notice or communication from any Relevant Authority regarding any actual, alleged, or potential violation in any respect of, or a failure to comply with, any Law or Permit, except for any written notice or communication that would not be, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Relevant Authority with respect to the Company or any of its Subsidiaries has occurred at any time in the past three years or is pending or, to the knowledge of the Company, threatened in writing, nor has any Relevant Authority indicated in writing an intention to conduct the same.

(b)            The Company and each of its Subsidiaries is in possession of all Permits necessary for the conduct and operation of the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess, or the suspension or cancellation of, any of the Permits would not be, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Permits would not have, or would not reasonably be expected to have, a Material Adverse Effect.

4.12.       Trade Control Laws; Anti-Corruption; Anti-Money Laundering; Sanctions.

(a)            The Company and its Subsidiaries has conducted its transactions in the last five years in compliance with (i) all applicable U.S. export, reexport, transfer and import controls and economic sanctions Laws and regulations, including the Export Administration Regulations and Office of Foreign Assets Control trade and economic sanctions regulations, (ii) all other applicable export and import controls in other countries in which the Company or its Subsidiaries conduct the Business, and (iii) anti-boycott Laws administered by the U.S. Department of Commerce and the IRS (“Trade Control Laws”).

(b)            Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, agents or employees (each, an “Associated Person”) is currently or has been for the previous five years (i) the target or subject of any sanctions administered, enacted or enforced by the United States, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Kingdom, the European Union, or the United Nations Security Council, (collectively, “Sanctions”) (such targets and subjects, “Sanctioned Persons”) or otherwise 50% or more owned or otherwise controlled by Sanctioned Persons, (ii) is located, organized or resident in a country or territory that is (or the government of which is) the target or subject of any such Sanctions (currently, Cuba, Iran, North Korea, Syria, Venezuela or the Crimea region of Ukraine) (each, a “Sanctioned Country”), or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country that would reasonably be expected to result in a violation of Trade Control Laws.

(c)            To the knowledge of the Company as of the date of this MoU, (i) no Action by or before any Relevant Authority involving the Company or any Associated Person with respect to any Sanctions is pending or threatened in writing, and (ii) the Company has not failed to disclose to Parent any other allegation, from any source, of potential wrongdoing on behalf of the Company by any Associated Person with respect to any Sanctions.

(d)            The Company and its Subsidiaries are, and have been in the last five years, in compliance with applicable anti-money laundering and anti-terrorism financing laws of all jurisdictions in which they operate and the rules and regulations promulgated thereunder, and any related or similar rules or regulations, issued, administered or enforced by any Relevant Authority thereof or therein (collectively, the “Anti-Money Laundering and Anti-Terrorism Financing Laws”).

(e)            To the knowledge of the Company, (i) no Action by or before any Relevant Authority involving the Company or any Associated Person with respect to Anti-Money Laundering and Anti-Terrorism Financing Laws is pending or threatened, and (ii) the Company has not failed to disclose to Parent any other allegation, from any source, of potential wrongdoing on behalf of the Company by any Associated Person with respect to Anti-Money Laundering and Anti-Terrorism Financing Laws.

(f)            The Company, its Subsidiaries and, to the knowledge of the Company, the Associated Persons are and have been for the previous five years in compliance with all applicable anti-corruption laws, including, each to the extent applicable, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and the French law No. 2016-1961 (the “Anti-Corruption Laws”).

(g)            For the previous five years, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other Associated Person has offered, promised, given, or authorized the offer, promise, or giving, or accepted or requested, any unlawful compensation, payment, gift, or any other thing of value, directly or indirectly, to or from any Person (whether government-affiliated or not) for the purpose of influencing or inducing any act or decision or inaction in order to obtain, retain or direct business or to secure an improper business advantage in violation of any applicable Anti-Corruption Law.

(h)            For the previous five years, to the knowledge of the Company, (i) no Action by or before any Relevant Authority involving the Company or any Associated Person with respect to Anti-Corruption Laws is pending or threatened, and (ii) the Company has not failed to disclose to Parent any other allegation, from any source, of potential wrongdoing on behalf of the Company by any Associated Person with respect to any Anti-Corruption Laws.

4.13.       Material Contracts.

(a)            Section 4.13 of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this MoU, of each Contract to which the Company or any of its Subsidiaries is a party that constitutes a Material Contract. For purposes of this MoU, each of the following Contracts and the Contracts set forth on Section 4.9(h) of the Company Disclosure Letter shall constitute a “Material Contract”:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act of 1933) with respect to the Company or any of its Subsidiaries that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 or any Company Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii)           any Contract with the Company’s top 10 suppliers for the calendar year ended December 31, 2020, providing for the Company’s or its Subsidiaries’ purchase of materials, supplies, goods, services, equipment or other assets;

(iii)          any Contract with the Company’s top 10 customers by annual contract value (as calculated in accordance with Company’s standard practices) for the calendar year ended December 31, 2020, pursuant to which the Company recognized revenue from such customer;

(iv)          any Contracts that are material to the Company and its Subsidiaries concerning the establishment, management or operation of a joint venture, partnership, limited liability company or business alliance;

(v)           all Contracts relating to indebtedness for borrowed money (including any guarantee of such indebtedness) of the Company or any of its Subsidiaries in excess of €5,000,000, other than Contracts among the Company and its wholly owned Subsidiaries and the Convertible Senior Notes;

(vi)          all Contracts containing any express non-compete or exclusivity provisions restricting the Company or any of its Subsidiaries, or upon consummation of the Offer, Parent or any of its Subsidiaries, from freely engaging in any line of business, Person or geographic area, that are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)         all Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries (A) is granted any license, option or covenant not to sue (other than an Open Source Software License) with respect to any Intellectual Property owned by a third party (x) that is used in or necessary for the provision of the Company Products or (y) that is material to the business of the Company and its Subsidiaries, in each case of (x) and (y), excluding Open Source Software Licenses and licenses for commercially available off-the-shelf computer software or services, and rights to use confidential information pursuant to confidentiality and non-disclosure agreements, (B) has granted to a third party any license, option or covenant not to sue or other right with respect to any Company Intellectual Property (other than Open Source Software Licenses applicable to the Company Open Source Products and other non-exclusive licenses granted to customers and service providers in the ordinary course of business, and rights to use confidential information pursuant to confidentiality and non-disclosure agreements), or (C) has resolved or entered into arising out of any dispute regarding Intellectual Property, including concurrent use, settlement, and coexistence agreements; provided that all Contracts excluded from clauses (A) and (B) shall not be required to be listed in the Company Disclosure Letter, but are deemed to be Material Contracts for the purposes of Section 4.13(b);

(viii)        all Real Property Leases;

(ix)           all Contracts that contain obligations of the Company or its Subsidiaries secured by a Lien, and interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than €5,000,000;

(x)            all Labor Agreements;

(xi)           each Contract that is a settlement, conciliation or similar agreement with any Relevant Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)          each Contract for the employment or engagement of any director, officer, employee or independent contractor providing for annual base salary compensation in excess of €1,000,000;

(xiii)         all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries;

(xiv)        each Contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of €5,000,000 other than ordinary course agreements with customers or suppliers;

(xv)         each Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than €10,000,000 in any one year; and

(xvi)        any Contract that contains “most favored nation,” “most favored customer” or similar pricing provisions that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms subject to the General Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Material Contracts, including any amendments, waivers or changes thereto.

4.14.            Employee Benefit Plans.

(a)            Section 4.14 of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans (other than employment agreements or offer letters that (x) are substantially consistent with a form provided to Parent prior to the date of this MoU, (y) do not provide for the payment, increase or acceleration of compensation or benefits as a result of a change in control) and (z) can be terminated at-will by the employer without notice or provide for notice periods that do not exceed the statutory requirements under applicable Law.

(b)            Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, and there are no Actions (other than routine claims for benefits in the normal operation of a Company Benefit Plan) pending or, to the knowledge of the Company, threatened involving any Company Benefit Plan. None of the Company or any of its Subsidiaries has incurred (whether or not assessed) any material Taxes, penalties or other liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter or prototype opinion letter from the IRS that the Company Benefit Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and no circumstance exists that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan.

(d)            No Company Benefit Plan is, and none of the Company or any of its Subsidiaries has within the last six years sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, (i) an “employee pension plan,” as defined in Section 3(2) of ERISA or any other plan that is or was subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company or any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)            No Company Shares are held by any current or former employees or directors of the Company or its Subsidiaries in an employee savings plan (Plan d’Epargne Salariale) established pursuant to provisions of the French Labor Code.

(f)            Neither the Company nor any of its Subsidiaries provides or has any obligations to provide, and no Company Benefit Plan provides, benefits or coverage in the nature of health, life or other welfare benefits to or in respect of a current or former employee following such individual’s termination of employment with the Company or any of its Subsidiaries or to any other Person (other than death benefits when termination occurs upon death), except as required by applicable Law (including the continuation requirements of Part 6 of Title I of ERISA).

(g)            All material employer and employee contributions, distributions, reimbursements or payments required by Law or by the terms of such Company Benefit Plan or pursuant to any other contractual obligation (including material contributions to all mandatory provident fund schemes) have been timely made or, if applicable, properly accrued in a timely manner in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters.

(h)            Except as contemplated in Section 3.5, neither the execution and delivery of this MoU nor the consummation of any of the transactions contemplated by this MoU (whether alone or in connection with another event) will (or could reasonably be expected to) (i) result in any payment or benefit (including severance, golden parachute or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (ii) increase any benefits or compensation otherwise payable or provided under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding or the forfeiture of any such payment, compensation or benefit, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or any related trust (including collective custodial vehicles under French law - fonds commun de placement d’entreprise), (v) cause a trust for any Company Benefit Plan to be required to be funded (including collective custodial vehicles under French law - fonds commun de placement d’entreprise), or (vi) result in any payment or benefit that would, individually or in combination with any other payment, be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(i)            Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated and documented in material compliance with the requirements of Section 409A of the Code.

(j)            Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any person for any material income, excise or other Tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of any Taxes, including, without limitation, in respect of any Taxes that may be imposed under Sections 4999, 409A or 457A of the Code.

(k)            Each Company Benefit Plan that is subject to the applicable Law of a jurisdiction outside the jurisdiction of the United States (a “Foreign Plan”), that is required to be registered or approved by any Relevant Authority has been so registered and approved and has been maintained in all material respects in good standing with applicable requirements of such Relevant Authority, and if intended to qualify for special Tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special Tax treatment with respect to such Foreign Plan. No Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or similar plan or arrangement, or has any material unfunded or underfunded liabilities.

4.15.            Labor and Employment Matters.

(a)            Other than the Works Council and the Consultation, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement or other similar Contract (each, a “Labor Agreement”) with any labor union, works council, labor organization, or other similar workers’ group or representative (each, a “Labor Organization”), and, except as a result of staff representative elections organized in application of applicable Law, in the past three years, no Labor Organization has represented or, to the knowledge of the Company, attempted to represent or organize any employees of the Company or any of its Subsidiaries in their capacity as such or made any demand for recognition or certification, and (ii) the notice to, consent of, consultation with or the rendering of formal advice by any Labor Organization is not required under applicable Law or Labor Agreement for the Company to enter into this MoU or to consummate any of the transactions contemplated by this MoU.

(b)            In the past three years, there has not been any actual or, to the knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has been affected by, any strike, slowdown, work stoppage, picketing, lockout, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any employees of the Company or any of its Subsidiaries, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole). There are no outstanding material labor disputes subject to any formal grievance or other dispute resolution procedure, and in the past three years there have been no material labor- or employment-related Actions pending or, to the knowledge of the Company, threatened in writing with respect to any employee or individual independent contractor of the Company or any of its Subsidiaries.

(c)            The Company and its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to employment, labor employment practices, and use of independent contractors, consultants and other agents and individual service providers, including all applicable Laws relating to terms and conditions of employment, wages and other compensation (including overtime), hours, benefits, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers’ compensation, pay equity, disability rights or benefits, equal opportunity, classification of exempt and non-exempt employees and independent contractors, immigration and work authorization, reductions in force, plant closures, mass layoffs and facility closings (including the WARN Act), COVID-19, affirmative action, unemployment insurance, and the collection and payment of withholding and/or social security Taxes.

(d)            In the past three years, neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable Law (the “WARN Act”)) or engaged in or conducted any other material reduction in force of employees or other action that triggered the WARN Act.

4.16.            Real Property; Equipment.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth an accurate and complete list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”). No Person other than the Company or any of its Subsidiaries has title to any Owned Real Property, and there is no outstanding option or right of first refusal relating to the purchase of any portion of Owned Real Property.

(b)            Section 4.16(b) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this MoU, of each material lease, sublease, concession or other agreement pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property (the “Real Property Leases”). Accurate and complete copies of all such Real Property Leases have been delivered or made available to Parent, and each such Real Property Lease is legal, valid, binding, enforceable and in full force and effect. The Company or one of its Subsidiaries holds a valid and existing leasehold interest in the property leased, subleased or otherwise demised by the Real Property Leases (the “Leased Real Property”). None of the Company or any of its Subsidiaries is in material breach or material default of its obligations under such Real Property Leases and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

(c)            To the knowledge of the Company, the use and operation of the Owned Real Property and the Leased Real Property is in compliance in all material respects with all applicable zoning, land use, building, fire and other applicable Law. To the knowledge of the Company, there is no existing plan or study by any Relevant Authority or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Owned Real Property or Leased Real Property. Neither the Company nor any of its Subsidiaries is currently subleasing or sublicensing, or has otherwise granted, to any Person (other than the Company or any of its Subsidiaries) the right to use or occupy any of the Owned Real Property or Leased Real Property.

(d)            All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company and its Subsidiaries in the manner in which such businesses are currently being conducted.

4.17.            Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and since inception has been, in compliance with all applicable Environmental Laws; (b) neither the Company nor any of its Subsidiaries has received any written notice, since inception, from any Person that alleges that the Company or any of its Subsidiaries is violating or has any liability under any Environmental Law; (c) (x) there has not been, and the Company and its Subsidiaries have not caused, any Release of, or exposure to, any Hazardous Materials at, on, under or from (A) any real property formerly owned, operated or leased by the Company or any of its Subsidiaries during the period of such ownership, operation or tenancy, or (B) any real property currently owned, operated or leased by the Company or any of its Subsidiaries, and (y) the Company and its Subsidiaries have no liability for any Release of, or exposure to, any Hazardous Materials at, on, under or from any other location; and (d) neither the Company nor any of its Subsidiaries has retained or assumed, by Contract, any liabilities or obligations that would reasonably be expected to form the basis of any claim against the Company or any of its Subsidiaries relating to any noncompliance with or liability under any Environmental Law.

4.18.            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects. The Company and its Subsidiaries have at all times duly and properly maintained all Tax Returns, records (including those held in a dematerialized form), files (including the accounting entries file (fichier des écritures comptables)) and other documents required by Law to be so maintained for any Tax purpose except if any failure to so maintain that would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries.

(b)            All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid or accrued for in accordance with GAAP. Since the date of the most recent consolidated financial statements of the Company, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. The Company’s most recent financial statements contained in the Company Reports reflect an adequate reserve (established and maintained in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than any Permitted Liens.

(c)            Each of the Company and its Subsidiaries has timely paid or withheld all income and other material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Relevant Authority), except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)            Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by a Relevant Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted in writing or assessed by a Relevant Authority against the Company or any of its Subsidiaries that has not been satisfied in full by payment, settlement or withdrawal by the Relevant Authority. No written claim has been made by a Relevant Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be required to file a material Tax Return in, or is or may be subject to a material amount of Tax by, such jurisdiction.

(e)            With respect to any period for which the statute of limitations remains open, neither the Company nor any of its Subsidiaries has been a party to any transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(f)            Each of the Company and its Subsidiaries (i) is not a party to any Tax sharing, indemnification or allocation agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and its Subsidiaries), (ii) has not been included in any consolidated, unitary, combined, or similar Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction, or any state, province, or locality for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (iii) has no liability for a Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by reason of being a member of an affiliated, consolidated, combined, unitary, or similar group (other than any group that solely includes the Company and/or its Subsidiaries), by operation of Law, by contract (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and its Subsidiaries), or as a transferee or successor, and (iv) has not agreed and is not otherwise obligated to gross-up any employee or contractor for any income or employment Taxes (including, without limitation any Taxes imposed under Code Sections 409A or 4999 (or any similar provision of state, local or non-U.S. Law)).

(g)            Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” in each case within the meaning of Treasury Regulation § 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(h)            The Company is not a real estate company within the meaning of Article 726 of the French tax code. Neither the Company nor any Subsidiary of the Company has ever been treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code nor has any such Person ever filed an election with the IRS under Section 897(i) of the Code to be treated as a U.S. corporation for purposes of Code Section 897.

(i)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Offer Acceptance Time as a result of: (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or before to the  Offer Acceptance Time, including any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Offer Acceptance Time; (ii) any agreement entered into with any Relevant Authority, including, without limitation, any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Offer Acceptance Time; (iii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (iv) any installment sale or open transaction disposition made on or prior to the Offer Acceptance Time; or (v) prepaid amount, advanced amount, or deferred revenue received on or prior to the  Offer Acceptance Time outside the ordinary course of business for which earnings have been accrued for GAAP purposes. Neither the Company nor any Subsidiary has a material liability for Taxes (including any installment payments in respect of Taxes) under Code Section 965 (or any similar provision of state, local or non-U.S. Law).

(j)            Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Offer Acceptance Time as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company (including the non-payment of a Tax) on or prior to the Offer Acceptance Time (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(k)            Any and all material transactions between or among the Company and its Subsidiaries have been and are on arm’s-length terms for purposes of relevant transfer pricing Laws and have not been determined with a purpose of Tax avoidance, and all related material documentation required by any transfer pricing Laws have been timely prepared, obtained, and retained.

4.19.            Title to Assets. The Company and its Subsidiaries have good and valid title, or good and valid leasehold title, to all assets, including all assets reflected on the audited consolidated balance sheet of the Company as of December 31, 2020 included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by the Company with the SEC (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such statement of financial position), used by the Company and its Subsidiaries to conduct their business as currently conducted, in each case free and clear of any Liens, other than Permitted Liens.

4.20.            Insurance. Section 4.20 of the Company Disclosure Letter contains an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries, and the Company has delivered or otherwise made available to Parent a copy of all such policies, programs or arrangements. There is no material claim pending or, to the knowledge of the Company, threatened under any of the Company’s or its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect, are with reputable insurance carriers and provide coverage against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. All premiums with respect such policies and bonds have been paid, and the Company has no knowledge as of the date of this MoU of any threatened termination or cancellation of, or material premium increase with respect to, any of such policies or bonds.

4.21.            Financial Advisor. Except for Qatalyst Partners LP, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this MoU based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent accurate and complete copies of all Contracts under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees or commissions are payable.

4.22.            Government Contracts. Within the last three years, neither the Company nor any of its Subsidiaries has (i) breached or violated any Law, clause or other material requirement pertaining to any Government Contract; (ii) been excluded from bidding by a Relevant Authority; (iii) been audited or investigated by any Relevant Authority with respect to any Government Contract; or (iv) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract. There are no material outstanding claims or disputes in connection with the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Companies, there are no outstanding or unsettled allegations of fraud, false claims or overpayments by any Relevant Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

4.23.            Rule 14d-10. The Company Board has determined that each of the members of the Compensation Committee of the Company Board (the “Compensation Committee”) are “independent directors” as defined in Rule 5605(a)(2) of the NASDAQ rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable NASDAQ rules. Prior to the Offer Acceptance Time, the Compensation Committee shall have (i) approved each employment compensation, severance and employee benefit arrangement entered into by the Company or any of its Subsidiaries, or by Parent, Purchaser or any of Parent’s Affiliates (to the extent such arrangement is disclosed to the Company), with any officer, director or employee of the Company or any of its Subsidiaries and (ii) taken all other actions necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to each such employment compensation, severance and employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act.

4.24.            Disclosure. None of the information to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.24 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their respective officers, directors, employees, agents, advisors or representatives specifically for inclusion or incorporation by reference therein.

4.25.            Acknowledgement. Except for the representations and warranties contained in Article V, Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Purchaser to Company, and Company hereby disclaims reliance (and has not relied) on any such other representation or warranty, whether by or on behalf of Parent or Purchaser, and notwithstanding the delivery or disclosure to Company, or any of its representatives or affiliates, of any documentation or other information by Parent or Purchaser or any of their representatives or Affiliates with respect to any one or more of the foregoing. Company also acknowledges and agrees that, except as expressly set forth in Article V, Parent makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or Purchaser or any of their Subsidiaries or the future business, operations or affairs of Parent or Purchaser or any of their Subsidiaries heretofore or hereafter delivered to or made available to Company or its representatives or Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to the Company as follows:

5.1.            Organization, Good Standing and Qualification. Parent is, and Purchaser will be, an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Parent is, and Purchaser will be, an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing (as applicable) when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to materially impair the ability of Parent or Purchaser to consummate the Offer or the other transactions contemplated by this MoU (a “Parent Material Adverse Effect”).

5.2.            Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this MoU. Assuming that the Company has validly and properly entered into this MoU, this MoU is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement, to the General Enforceability Exceptions.

5.3.            Non-contravention. The execution by Parent of this MoU, the compliance by Parent with all of the provisions of and the performance by Parent of its obligations under this MoU, and the consummation of the Offer, (a) will not conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both), other than Permitted Liens, pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which Parent is a party or by which Parent or any of its assets is bound, (b) will not violate or conflict with any Permit issued to Parent (assuming receipt by the Company of all authorizations, consents, Permits and approvals required in connection with the Offer), (c) will not violate or conflict in any material respect with the Organizational Documents of Parent, or (d) assuming all authorizations, waivers, consents, filings, registrations and approvals described in Section 5.4 have been obtained, made or given, will not violate or conflict with any applicable Law, except (in the case of clauses (a), (b), and (d)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Parent Material Adverse Effect.

5.4.            Required Consents. Other than (a) the Regulatory Approvals, (b) authorizations, waivers, consents, filings, registrations or approvals in connection with or in compliance with the Exchange Act, and (c) such other authorizations, waivers, consents, filings, registrations or approvals that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to result in a Parent Material Adverse Effect, no authorizations, waivers, consents, filings, registrations or approvals are required to be made by Parent with, or obtained by Parent from, any Relevant Authority in connection with the performance by Parent of its respective obligations hereunder and the consummation of the Offer.

5.5.            Disclosure. None of the information to be supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time of the filing of the Offer Documents and the Schedule 14D-9, at the time of any distribution or dissemination of the Offer Documents and the Schedule 14D-9 or at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent or Purchaser by the Company, any of its Subsidiaries or any of their respective officers, directors, employees, agents, advisors or representatives specifically for inclusion or incorporation by reference therein.

5.6.            Equity Commitment Letter.

(a)            Concurrently with the execution of this MoU, Parent has delivered to the Company a true, correct and complete copy of a fully executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Thoma Bravo Fund XIV Global, L.P. (the “Fund”) pursuant to which the Fund has committed to invest, or cause to be invested, the cash amounts set forth therein for the purpose of financing the transactions contemplated by this MoU (the “Equity Financing”). The Equity Commitment Letter is in full force and effect, is the legal, valid and binding obligation of Parent and the other parties thereto. The Equity Commitment Letter is fully enforceable against Parent and the other parties thereto in accordance with its terms, except as such enforceability may be subject to the General Enforceability Exceptions. As of the date of this MoU, the Equity Commitment Letter has not been amended or modified (and no amendment or modification is contemplated) and the commitments and obligations contained therein have not been withdrawn or rescinded in any respect. There is no existing default or breach under, and no event has occurred which, with or without notice, lapse of time or both would constitute a default or breach, in each case, on the part of Parent (or any other party) under the Equity Commitment Letter.

(b)            The proceeds of the Equity Financing are, and at the Offer Acceptance Time will be, sufficient to allow Parent to make (or cause to be made) all payments that are required to be made by (or on behalf of) Parent in connection with the transactions contemplated by this MoU as of the Offer Acceptance Time (and all of its representatives’ fees and expenses incurred in connection with the transactions contemplated by this MoU). The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary thereof but solely to the extent provided therein. Neither Parent nor Purchaser is a party to any side letter or Contract relating to the commitments or obligations set forth in the Equity Commitment Letter. There are no conditions precedent or other contingencies related to the investments contemplated in the Equity Commitment Letter, other than as expressly set forth in the Equity Commitment Letter. In no event shall the receipt by, Parent or any of its Affiliates any debt financing be a condition to Parent’s obligation to consummate the transactions contemplated hereunder. As of the Offer Acceptance Time, and after giving effect to all of the transactions contemplated by this MoU, the Company and each of its Subsidiaries will be Solvent.

5.7.            Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing, against Parent or Purchaser, except those that are not reasonably likely to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Purchaser, to the knowledge of Parent, is subject to any outstanding Order that would have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8.            No Other Parent Representations. Except for the representations and warranties contained in this Article V, Parent makes no other express or implied representation or warranty on behalf of Parent or any of its Affiliates. Parent and its Affiliates disclaim any other representations or warranties, whether made by Parent or any of its Affiliates, or any of their respective officers, directors, employees, agents, advisors or representatives.

5.9.            Acknowledgement. Except for the representations and warranties contained in Article IV, Parent acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Purchaser, and Parent hereby disclaims reliance (and has not relied) on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent, or any of its representatives or affiliates, of any documentation or other information by the Company or any of its representatives or Affiliates with respect to any one or more of the foregoing. Parent also acknowledges and agrees that, except as expressly set forth in Article IV, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or its representatives or Affiliates.

Article VI

REGULATORY AUTHORITIES

6.1.            Consents from Relevant Authorities.

(a)            Upon the terms and subject to the conditions of this MoU, (A) each Party shall make an appropriate filing and/or draft filing, on behalf of itself and/or its Affiliates, as applicable, pursuant to the HSR Act and any other Antitrust Laws identified on Annex 2 as promptly as reasonably practicable, but in any event no later than five (5) Business Days following the date of this MoU with respect to filing under the HSR Act and ten (10) Business Days following the date of this MoU with respect to filing under the other Antitrust Laws identified on Annex 2, and (B) Parent agrees to make the appropriate filings and/or draft filings pursuant to French Foreign Investment Laws, the German Foreign Investment Laws and the Spanish Foreign Investment Laws (collectively, the “FDI Laws”) as promptly as reasonably practicable, but in any event no later than fifteen (15) Business Days following the date of this MoU, provided that Parent has received all reasonably necessary information from the Company. If the NSI Bill is enacted in the United Kingdom prior to completion of the Transaction, and, following commencement of the NSI Bill and prior to completion of the Transaction: (i) the Transaction is a “notifiable acquisition” (as currently envisioned by clause 6 of the NSI Bill) subject to prior approval by BEIS, or (ii) BEIS issues a call-in notice for the transaction (as currently envisioned by clause 1 of the NSI Bill), Parent agrees to make the appropriate filing and/or draft filings pursuant to the NSI Bill as promptly as reasonably practicable. Parent shall pay all fees, expenses, and costs for all Regulatory Approval filings and notifications, including filings pursuant to the Antitrust Laws and FDI Laws.

(b)            Each Party and their respective Affiliates shall (i) cooperate in good faith to jointly develop a strategy to obtain all necessary Regulatory Approvals, (ii) cooperate and coordinate with the other in the making of such Regulatory Approval filings and notifications, (iii) promptly supply the other with any information that may be required in order to make such filings and notifications, and (iv) use reasonable best efforts to take all action necessary to obtain all required Regulatory Approvals, including the expiration or termination of the applicable waiting periods under, the Antitrust Laws and FDI Laws as soon as reasonably practicable, and to avoid any impediment to the consummation of the transactions contemplated by this MoU under any of the foregoing. In furtherance and not in limitation of the foregoing provisions of this Section 6.1(b), Parent and its controlled Affiliates shall take any steps and agree to any regulatory remedies or commitments necessary to avoid or eliminate each and every impediment under any applicable Antitrust Laws and FDI Laws, that may be asserted by any Relevant Authority so as to enable Parent and Purchaser to consummate the transactions contemplated by this MoU as promptly as practicable, and in any event prior to the Outside Date; provided that, in no event, in connection with obtaining any Regulatory Approval with respect to Antitrust Laws and FDI Laws, will Parent, Purchaser or their respective Affiliates be obligated to take any action, including entering into any consent decree, hold separate orders, regulatory remedies or commitments or other arrangements, that (i) requires the divestiture of any assets (x) that are material to the Company and its Subsidiaries, taken as a whole or (y) of any Affiliates of Thoma Bravo, L.P. (other than Parent, Purchaser, the Company, each of their respective Subsidiaries, and all successors or assignees of each of the foregoing), or (ii) would reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole; provided that Parent’s agreement to undertake any such remedies or commitments may be expressly conditioned upon the occurrence of the Offer Acceptance Time. With regard to any Relevant Authority, neither the Company nor any of its Subsidiaries shall, without Parent’s written consent, commit to any action that would reasonably be expected to be inconsistent with the limitations set forth in the preceding sentence. Notwithstanding anything to the contrary in this MoU, the Parties hereby agree and acknowledge that these remedies may not affect the outcome of the Post-Offer Reorganization or the Post-Merger Reorganization and, in particular, shall not prevent Parent from implementing the Demerger and Merger under terms and conditions reasonably satisfactory to Parent.

(c)            Each Party shall, to the extent reasonably practicable and unless prohibited by Law or by the applicable Relevant Authority, promptly inform the others of any material communication from any Relevant Authority regarding any filings or investigations with, by or before any Relevant Authority relating to this MoU, including any proceedings initiated by a private party. If Parent (or its Affiliates) or the Company shall receive a request for additional information or documentary material from any Relevant Authority with respect to the transactions related to this MoU pursuant to the Antitrust Laws and FDI Laws with respect to which any such filings have been made, then to the extent reasonably practicable and unless prohibited by Law or by the applicable Relevant Authority, such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response to such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Law or by the applicable Relevant Authority, each of Parent (and its Affiliates) and the Company shall (A) give each other reasonable advance notice of all meetings with any Relevant Authority relating to the transactions related to this MoU, (B) give each other an opportunity to participate in each of such meetings, (C) keep such other parties reasonably apprised with respect to any other substantive oral communications with any Relevant Authority regarding the transactions related to this MoU, (D) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions related to this MoU, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Relevant Authority, (E) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Relevant Authority regarding the transactions related to this MoU, and (F) provide each other (or counsel of each party, as appropriate) with copies of all substantive written communications to or from any Relevant Authority relating to the transactions contemplated by this MoU. Any such disclosures, rights to participate or provisions of information by one party to another may be made on an outside counsel-only basis to the extent required under Law or as appropriate to protect confidential information.

6.2.            Other Consents. The Parties shall use commercially reasonable efforts to, as promptly as practicable following the date hereof, obtain such waivers, consents, approvals and authorizations pursuant to the terms of Contracts to which the Company or any of its Subsidiaries is a party as is reasonably necessary or advisable in connection with the consummation of the Offer and the Post-Offer Reorganization. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.3.            Treatment of Sensitive/Privileged Information. The provisions of the Confidentiality Agreement shall apply to any information exchanged under this Article VI. The Parties shall share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Article VI in a manner so as to preserve the applicable privilege.

Article VII

ADDITIONAL COVENANTS

7.1.            Covenants of the Company.

7.1.1.            Conduct of Business. The Company covenants and agrees that, after the date hereof and until the earlier of the Offer Acceptance Time or the termination of this MoU in accordance with its terms, except (A) as otherwise expressly contemplated by this MoU, (B) as required (or not permitted) by any Relevant Authority or applicable Law, (C) with the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), (D) as set forth in Section 7.1.1 of the Company Disclosure Letter, (E) under the Company Share Plans or the Company Warrants, or (F) for Pandemic Measures, it shall, and shall cause its Subsidiaries, (x) to conduct the business of the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, (y) to use commercially reasonable efforts to preserve intact the material components of the current business organization of the Company and its Subsidiaries, keep available the services of current officers and key employees, and maintain its relationships and goodwill with all material suppliers, material customers and Relevant Authorities, and (z) in addition to and without limiting the generality of the foregoing, not to:

(a)            (i) make any amendment to its Organizational Documents; (ii) split, combine or reclassify its outstanding shares or other equity interests; (iii) declare, set aside or pay any type of dividend, whether payable in cash, share or property, in respect of any Company Shares; or (iv) launch any repurchase program with respect to its shares or other equity interests that is not publicly announced as of the date hereof, other than in the ordinary course in connection with the exercise of or Tax withholdings on the vesting, settlement or payment, as applicable, under the Company Share Plans, the Company Benefit Plans and the Convertible Senior Notes;

(b)            except as permitted pursuant to Section 3.5, Section 7.1.1(d) or Section 7.1.1(e), (i) issue, sell, or dispose of any shares of the Company or any of its Subsidiaries (other than Company Shares issued or delivered pursuant to the exercise of Company Share Options or Company Warrants in accordance with their terms, the issuance or sale of Company Shares pursuant to the ESPP in accordance with its terms (as modified by Section 3.5.4), the issuance of Company Shares pursuant to Convertible Senior Notes that are granted and remain outstanding as of the execution and delivery of this MoU) or (ii) pledge or create a Lien (other than Permitted Liens or with respect to securities of its Subsidiaries, in connection with the incurrence of indebtedness in accordance with Section 7.1.1(c)), in each case of clauses (i) and (ii), with respect to (A) any shares of the Company or its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for shares of the Company or any of its Subsidiaries, (C) any options, warrants, calls, commitments or rights of any kind to acquire, shares of the Company or its Subsidiaries, or (D) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or its Subsidiaries on any matter, other than, in each case of clauses (i) and (ii) and with respect to securities of the Company’s Subsidiaries only, in transactions between the Company and any of its Subsidiaries or transactions between Subsidiaries;

(c)            incur any long term indebtedness for borrowed money (including any guarantee of such indebtedness), other than (i) as set forth in the Convertible Senior Notes; (ii) interest rate and cross-currency swaps on customary commercial terms consistent with past practice and not to exceed €5,000,000 of notional debt in the aggregate; (iii) borrowings and repayments for working capital purposes, and trade payables incurred, in the ordinary course of business; and (iv) indebtedness owing to the Company or any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d)            in one or several transactions, transfer, exchange, swap or otherwise create a material Lien on (other than Permitted Liens) or dispose (whether by way of merger, consolidation, sale of shares or assets, or otherwise) of any material portion of the consolidated assets of the Company, including shares of the Company’s Subsidiaries, other than (i) the sale of inventory in the ordinary course of business, (ii) transactions solely between the Company and any of its Subsidiaries or transactions solely between the Company’s Subsidiaries or (iii) with respect to any Intellectual Property, as part of a transaction permitted by Section 7.1.1(i);

(e)            in one or several transactions, acquire (whether by merger, consolidation, purchase or otherwise) any Person or any division thereof or any material assets (including any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person), except for (i) transactions solely between the Company and any of its Subsidiaries or transactions solely between the Company’s Subsidiaries or (ii) any acquisitions (other than acquisitions of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person) on commercially reasonable terms and at fair market value that both individually and in the aggregate do not exceed €5,000,000;

(f)            settle or agree to a compromise in respect of any claims or litigation if such settlement or compromise would involve, individually or in the aggregate, the payment of money by the Company or its Subsidiaries of €5,000,000 or more or would impose any material conduct requirement or restriction on the Company or its Subsidiaries;

(g)            enter into any Contract containing any non-compete or exclusivity provision or any similarly restrictive provision with respect to any line of business, Person or geographic area, in each case, that would materially restrict the Company and its Subsidiaries;

(h)            (i) other than in the ordinary course of business, enter into, materially amend, renew or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this MoU) or (ii) waive, release or assign any material rights or claims under any of the Material Contracts, in the case of each of clauses (i) and (ii), other than in the ordinary course of business consistent with past practice;

(i)            abandon, license, fail to maintain, permit to lapse or expire, subject to any Lien (other than a Permitted Lien or as a part of a transaction permitted by Section 7.1.1(c)), transfer, sell, or assign any material Intellectual Property, except, in each case, granting non-exclusive licenses in connection with the sale of products and services in the ordinary course of business;

(j)            fail to maintain in full force and effect, amend, or modify the existing material insurance policies (or alternative policies with comparable terms and conditions) covering the Company and its Subsidiaries and their respective properties, assets and businesses (including existing directors’ and officers’ liability (and fiduciary) insurance policies);

(k)            except as required by applicable Law, the existing terms of a Company Benefit Plan, or expressly under Section 3.5 of this MoU, (i) enter into, negotiate, adopt, amend, extend or terminate any Labor Agreement or other Labor Organization-related agreement or recognize or certify any Labor Organization or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries; (ii) establish, adopt, enter into, terminate, amend or modify any Company Benefit Plan (other than in accordance with Section 7.1.1(k)(iii) of this MoU); (iii) (x) enter into any change of control, transaction bonus, retention, termination or severance agreement or (y) grant, pay or increase any severance or termination pay to (other than pursuant to the severance practices described in Section 7.1.1(k) of the Company Disclosure Letter), or (z) enter into any employment, consulting or bonus agreement (other than employment or consulting agreements or offer letters, substantially consistent with a form made available to Parent prior to the date of this MoU, for new hires with an annual base salary of less than €200,000 in the ordinary course of business consistent with past practice) with, any current or former employee, director, officer or individual independent contractor; (iv) increase, decrease or accelerate the payment, funding, right to payment or vesting or lapsing of restrictions on any compensation or benefits of any current or former director, officer, employee or individual independent contractor, in each case, except for annual, promotion-related or merit-based increases in base salaries and any corresponding increase in annual bonus opportunities made in the ordinary course of business consistent with past practice; (v) hire new employees, engage new individual independent contractors or promote nonexecutive employees with annual cash compensation in excess of €200,000; (vi) terminate the employment or engagement of any executive-level employees or individual independent contractors with target annual cash compensation in excess of €200,000 (other than “for cause” terminations) or furlough or temporarily lay off any such individuals; or (vii) grant any new equity or equity-based awards or short- (other than payment of 2021 quarterly bonuses on existing terms and consistent with past practice) or long-term incentives under any Company Share Plan or otherwise except as provided in Section 7.1.1(k) of the Company Disclosure Letter;

(l)            implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the WARN Act;

(m)            (i) make any material Tax election (other than elections that are consistent with past practice); (ii) change, rescind, revoke, or otherwise modify any material Tax election; (iii) file any amended, refile, or otherwise modify any material Tax Return; (iv) adopt (outside the ordinary course of business) or change any material method of accounting; (v) settle, consent to, or compromise (in whole or in part) any assessment, audit or other examination, or administrative, judicial, or other proceeding related to a material amount of Taxes (including, without limitation, by entering into any closing or other settlement agreement with any Relevant Authority), except to the extent that any such settlement or compromise is not in excess of any reserves established for such matter on the Company’s financial statements included in the Company Reports; (vi) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (vii) intentionally fail to pay any material Tax that, to the Company’s Knowledge, becomes due and payable (including any estimated Tax payments) (other than any such Taxes that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP); (viii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; (ix) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Relevant Authority with respect to a material amount of Taxes; or (x) defer the payment of any material Tax or claim a material Tax credit pursuant to any COVID-19 Tax Measure; and

(n)            authorize or enter into an agreement to do any of the foregoing set forth in Sections 7.1.1(a) through (m) if the Company or such Subsidiary would be prohibited by the terms of Sections 7.1.1(a) through (m) from doing the foregoing;

provided that the termination of any Contract or any loss of business from a customer shall not in and of itself constitute a breach of this Section 7.1.1 (it being understood that this proviso does not limit the Company’s obligations under this Section 7.1.1).

7.1.2.            Alternate Proposal.

(a)            Notwithstanding anything to the contrary set forth in this MoU, during the period beginning immediately following the execution and delivery of this MoU and continuing until 12:01 a.m., Pacific time on April 10, 2021 (the “Go Shop Period” and such date, the “No Shop Period Start Date”), the Company and its Subsidiaries and their respective affiliates, directors, officers, employees, consultants, investment bankers, financial advisors, attorneys, accountants, agents, representatives and advisors (collectively, the “Representatives”) shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Alternate Proposal Agreement; (ii) subject to the entry into, and in accordance with, a confidentiality agreement with the Company on terms not less restrictive in any material respect on such Person or group of Persons than the Confidentiality Agreement, furnish to any Person (and its Representatives and financing sources subject to the terms and obligations of such confidentiality agreement applicable to such Person) any non-public information relating to the Company or afford to any such Person (and such Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Alternate Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Alternate Proposal, provided, however, that the Company will (y) promptly (and in any event within 48 hours) provide to Parent, or provide to Parent access to, any such non-public information concerning the Company that is provided to any such Person or its Representatives that was not previously provided or made available to Parent or its Representatives, and (z) not provide (and will instruct and use their commercially reasonable efforts to cause their Representatives not to provide) any competitively sensitive non-public information to any Person who is or whose Affiliates are a competitor of the Company and its Subsidiaries in connection with the actions permitted by this Section 7.1.2(a), except in accordance with customary “clean room” or other similar procedures; (iii) amend, modify or waive any rights under or release any Person from any “standstill” or other similar agreement with any Person solely to allow such Person to submit or amend an Alternate Proposal on a confidential basis to the Company Board; and (iv) participate or engage in discussions or negotiations with any such Person (and such Representatives and financing sources) with respect to an Alternate Proposal.

(b)            From the No Shop Period Start Date until the earlier of the Offer Acceptance Time or the termination of this MoU in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives not to, directly or indirectly, in any manner whatsoever (i) initiate, solicit, induce, or knowingly take any action with a view to facilitate or encourage, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal, (ii) engage or otherwise participate in any discussions or negotiations (including by way of furnishing non-public information or granting access to any of the properties or assets of the Company or its Subsidiaries) with any Person relating to any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Alternate Proposal, (iii) accept, approve, endorse or recommend any Alternate Proposal, (iv) approve or recommend or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, tender offer agreement, merger agreement, acquisition agreement, business combination agreement, joint venture agreement, option agreement or other similar agreement in respect of any Alternate Proposal (any of the preceding in this sub-clause (iv), an “Alternate Proposal Agreement”), or (v) propose publicly or agree to do any of the foregoing related to any Alternate Proposal; provided, that, notwithstanding anything in this MoU to the contrary, from the No Shop Period Start Date until the Offer Acceptance Time, the Company and its Subsidiaries and their respective Representatives may engage in any of the actions described in clauses (i) through (v) above with any Exempt Person (but only for so long as such Person is and remains an Exempt Person).

(c)            During the period commencing upon the execution and delivery of this MoU and ending on the date on which the Company publicly announces the Company Board Recommendation in accordance with Section 2.3, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers and directors (and each of them shall instruct and use commercially reasonable efforts to cause their respective Representatives) not to, initiate any consultation with the Works Council concerning any Alternate Proposal; provided, that, no discussion with the Works Council regarding an Alternate Proposal submitted prior to the date on which the Company publicly announces the Company Board Recommendation shall constitute a breach of this Section 7.1.2(c).

(d)            From and after the No Shop Period Start Date until the earlier of the Offer Acceptance Time or the termination of this MoU in accordance with its terms, the Company shall promptly (and in any event no later than the end of the next Business Day) after becoming aware of a receipt by the Company, any of its Subsidiaries or any of their respective Representatives of an Alternate Proposal or of any request for non-public information or inquiry relating to the Company or its Subsidiaries by any Person or a group of Persons who has or would reasonably be expected to make any Alternate Proposal, provide Parent with written notice of the material terms and conditions of such Alternate Proposal, request or inquiry (including in each case any subsequent material developments or modifications thereof), the identity of the Person or Persons (and if known to the Company, its or their ultimate beneficial owners) making any such Alternate Proposal, request or inquiry and any copies of (including amendments or proposed amendments) of any such Alternate Proposal, request or inquiry, and copies of any written letters of intent, proposals, agreements or other written materials (including in draft form) submitted by such Person or its Representatives. Thereafter, the Company shall promptly (and in any event within 48 hours) provide Parent with written notice setting forth all such information as is reasonably necessary to keep Parent informed of any material development, of the status and details (including any actions or discussions that may take place in accordance with Section 7.1.2(e)).

(e)            Notwithstanding anything in this MoU to the contrary, if, following the No Shop Period Date, the Company receives (other than as a result of a breach by the Company of Section 7.1.2(b)) any bona fide written Alternate Proposal or any written request for non-public information or inquiry relating to the Company or its Subsidiaries by any Person or group of Persons who has or is expected to make any bona fide written Alternate Proposal, in each case that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, subject to compliance with its obligations under this Section 7.1.2, engage in any of the actions referred to in Section 7.1.2(b)(ii); provided that (i) the Person or group of Persons making such Alternate Proposal or request, as applicable, for non-public information or inquiry has signed a confidentiality agreement with the Company on terms not less restrictive in any material respect on such Person or group of Persons than the Confidentiality Agreement and (ii) all information that is provided to such Person or group of Persons but was not previously provided to Parent shall be provided to Parent as promptly as practicable (and in any event no later than the end of the next Business Day).

(f)             Except as set forth in this Section 7.1.2(f), the Company or Company Board shall not make a Change in Company Announcement Statement or a Change in Company Board Recommendation. Notwithstanding the first sentence of this Section 7.1.2(f) or anything else to the contrary in this MoU, the Company or Company Board may (i) make a Change in Company Announcement Statement or take any action (or fail to take any action) that constitutes a Failure to Issue the Company Board Recommendation after the completion of the Consultation on the Offer in accordance with Section 2.3 or (ii) make a Change in Company Board Recommendation, as applicable, in response to the receipt of any bona fide written Alternate Proposal (received by the Company not in violation of Section 7.1.2(b)) that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal. Prior to the Company Board making a Change in Company Announcement Statement (or taking any action (or failing to take any action) that constitutes a Failure to Issue the Company Board Recommendation) or a Change in Company Board Recommendation pursuant to this Section 7.1.2(f), the Company shall send a written notice to Parent that the Company intends, in accordance with the terms of this Section 7.1.2(f), to take such action, which notice shall include all material information relating to such Alternate Proposal (including the identity of the third party, the proposed transaction structure and financing, if any, and other material terms and conditions, including copies of all written agreements, documents or materials submitted in connection therewith). For a period of five (5) Business Days from the date on which Parent received such notice, the Company shall, upon the request of Parent, make itself available to Parent to discuss in good faith with Parent any changes to the terms of this MoU or the Offer irrevocably offered by Parent. If, after such five Business Day period, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors in each case of international repute), after giving effect to such changes as are irrevocably offered by Parent, that such Alternate Proposal (i) continues to constitute a Superior Proposal and (ii) the failure to make a Change in Company Announcement Statement or a Change in Company Board Recommendation, as applicable, in response to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, then the Company may make a Change in Company Announcement Statement or a Change in Company Board Recommendation, as applicable, in response to such Superior Proposal and may terminate this MoU pursuant to Section 9.4(b) (including payment of the Company Termination Fee); provided, however, that in the event of any material amendments or modifications to such Alternate Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.1.2(f) with respect to such new written notice (it being understood that the references to “five (5) Business Days” in respect of such new written notice will be three (3) Business Days). In the event the Company Board determines that such Alternate Proposal no longer constitutes a Superior Proposal, then the Company shall thereafter, with respect to such Alternate Proposal, be subject to the provisions of Section 7.1.2(b), Section 7.1.2(c), Section 7.1.2(d), Section 7.1.2(e), and this Section 7.1.2(f) in all respects.

(g)             From and after the No Shop Period Date until the earlier of the Offer Acceptance Time or the termination of this MoU in accordance with its terms, the Company shall, shall cause its Subsidiaries and its and their officers and directors to (and shall instruct and use commercially reasonable efforts to cause each of their respective Representatives to) (i) immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this MoU with any Person (other than an Exempt Person) conducted heretofore with respect or relating to any Alternate Proposal, (ii) promptly (and in any event no later than the end of the next Business Day) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person, and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access). The Company shall promptly inform its Subsidiaries and its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 7.1.2.

(h)             Nothing contained in this Section 7.1.2 shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s securityholders a position with respect to a tender or exchange offer by a third party contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to securityholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to securityholders with regard to the transactions contemplated by this MoU or an Alternate Proposal; provided, however, that any Change in Company Announcement Statement or any Change in Company Board Recommendation may only be made in accordance with Section 7.1.2(f) or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(i)              From the date of this MoU until the earlier to occur of the No Shop Period Start Date and the termination of this MoU in accordance with its terms, the Company shall promptly (and in any event no later than the 48 hours) after becoming aware of a receipt by the Company, any of its Subsidiaries or any of their respective Representatives of an Alternate Proposal, provide Parent with the information described in the first sentence of Section 7.1.2(d) with respect to such Alternate Proposal.  Within two (2) Business Days following the No Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Exempt Person and (B) the material terms and conditions of the pending Alternate Proposal made by such Exempt Person.  The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date of this MoU which prohibits the Company from complying with this Section 7.1.2(i).

(j)              Without limiting the foregoing, it is agreed that in the event any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective Representatives (acting at the Company’s direction or with its approval or knowledge (without any duty of independent inquiry)) takes any action, on behalf of the Company, which, if taken by the Company, would constitute a breach of this Section 7.1.2, and the Company does not take reasonable action to seek to cure such breach within two (2) Business Days of the earlier of (i) the date on which the Company receives written notice from Parent or Purchaser of such breach and (ii) the date on which the Company first obtains knowledge of such breach, then the Company shall be deemed to be in breach of this Section 7.1.2.

7.1.3.        Access. Subject to applicable Laws and the terms of the Confidentiality Agreement, upon the reasonable request of Parent, the Company shall (and shall cause its Subsidiaries to) use its commercially reasonable efforts to provide Parent’s directors, officers, employees, financing sources and other authorized Representatives (i) such information of the Company and its Subsidiaries as is reasonably necessary to facilitate the Company’s integration planning and operational transition planning efforts, (ii) such financial and operating data and other data relating to the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent may from time to time reasonably request, and (iii) such access to the Company’s officers, directors and employees as Parent may from time to time reasonably request; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure (A) would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or violate any contract, Contract, Law or Order (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation) or (B) could reasonably be expected to jeopardize the health and safety of any Representative of the Company or its Subsidiaries, including in light of any pandemic or epidemic (including COVID-19), any Pandemic Measures, any Protest Event, or any Protest Measures. No information provided pursuant to this Section 7.1.3 shall affect or be deemed to modify any representation or warranty made by the Company. All such information shall be governed by the terms of the Confidentiality Agreement. Any investigation pursuant to this Section 7.1.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Notwithstanding anything in this MoU to the contrary, neither Parent nor Purchaser, nor their respective counsel, financial advisors, auditors and other authorized representatives shall conduct any invasive investigation or sampling of any soil, subsurface strata, surface water, groundwater, sediments, air or building materials at, under, in or about any property owned, leased or operated by the Company or its Subsidiaries.

7.2.           Covenants of Parent and the Company.

7.2.1.        Publicity. Except with respect to the Announcement, which is governed by Section 3.1, and except as contemplated by Section 7.1.2, each Party shall consult with to the extent reasonably practicable and, except as required by applicable Law, obtain the approval of the other Parties (such approval not to be unreasonably withheld, delayed or conditioned) before issuing any press release or public announcement with respect to the Offer, this MoU or the transactions contemplated hereby. In addition to the foregoing, except as contemplated by Section 7.1.2, or as required by applicable Law, neither the Company nor Parent shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations, to the extent not previously disclosed, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that, Parent and its Affiliates will be permitted, without the need for any consent, to disclose the terms of this Agreement and the transactions contemplated hereby to its current, former and prospective investors who are subject to customary duties of confidentiality to Parent or such Affiliates in connection with its fundraising activities and fund reporting requirements. For the avoidance of doubt, the provisions of this Section 7.2.1 do not apply to any announcement, document or publication in connection with an Alternate Proposal, Superior Proposal, Change in Company Announcement Statement, Change in Company Board Recommendation, Failure to Issue the Company Board Recommendation, or litigation or arbitration among the Parties with respect to this MoU or the transaction contemplated hereby, as applicable.

7.2.2.        Further Assurances. Except to the extent prohibited under applicable Law or contrary to the requirements of any Relevant Authority, and subject to Section 6.1 and Section 6.2 above (which, for the avoidance of doubt, set forth the Parties’ sole obligations with respect to the matters addressed therein), Parent and the Company shall use their respective reasonable best efforts to take or cause to be taken, on or after the date of this MoU, all actions reasonably necessary in furtherance of the consummation of the Offer and the Merger; provided, however, that, neither the Company nor any of its Subsidiaries shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

7.2.3.        Transaction Litigation. To the extent permitted under applicable Law, each Party shall consult with the other Parties with respect to the defense or settlement of any shareholder litigation against any of the Parties or their respective officers or directors relating to the Offer and no Party shall agree to a settlement of any such litigation without the prior written consent of the other Parties (such consent not to be unreasonably withheld, delayed or conditioned).

7.2.4.        Insurance.

(a)             For six years following the Offer Acceptance Time and notwithstanding any termination of this MoU, with respect to the Company, Parent shall and, with respect to the Company’s Subsidiaries, Parent shall cause the respective Company’s Subsidiaries, as the case may be, to the extent permitted under applicable Law, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and officers of the Company (in all of their capacities) on terms not less favorable to such director or officer than those provided to them by the Company or its Subsidiaries on the date of this MoU; and (ii) include and cause to be maintained in effect in the Company’s Subsidiaries’ (or any successor’s) Organizational Documents (to the extent such Organizational Documents have been made available to Parent prior to the date hereof) for a period of six years after the Offer Acceptance Time, provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses to officers and directors that are at least as favorable as those contained in the relevant Company’s Subsidiaries’ Organizational Documents (to the extent such Organizational Documents have been made available to Parent prior to the date hereof) on the date of this MoU. If the Company’s Subsidiaries or any of their successors or assigns (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of their properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the relevant Company’s Subsidiary shall assume all of the obligations set forth in this Section 7.2.4.

(b)             At or prior to the Offer Acceptance Time, the Company, in consultation with Parent, shall purchase an extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), which D&O Insurance shall, to the extent permitted under applicable Law, (i) have a term of six years from the Offer Acceptance Time and cover the Persons covered by such D&O Insurance for acts or omissions occurring prior to the Offer Acceptance Time, (ii) be from insurance carriers with comparable credit ratings as the Company’s current insurance carrier with respect to D&O Insurance and (iii) be on the terms, conditions, retentions and limits of liability not less favorable to the director or officer than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company; provided, however, that the amount paid by the Company in respect of any one policy year shall not be in excess of 200% of the annual premiums currently paid by the Company for such insurance. Parent shall, or shall cause the Company or any successor or assign, to maintain such policy in full force and effect and continue to honor the obligations thereunder.

(c)             Nothing in this MoU is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.2.4 is not prior to or in substitution for any such claims under such policies.

(d)             This covenant is intended to be for the benefit of, and shall be enforceable by, each of the past and present directors and officers of the Company (in all of their capacities) and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether pursuant to Law, Contract or otherwise.

7.3.           Employee Matters.

(a)            For a period of 12 months following the date of the Offer Acceptance Time (or, if earlier, until the termination of the relevant Continuing Employee), Parent shall, or shall cause one of its Subsidiaries (including the Company and its Subsidiaries) to, provide to the Company Employees who are employed immediately prior to the Offer Acceptance Time and who remain in the employ of Parent, the Company or any of its Subsidiaries immediately after the Offer Acceptance Time (each individual, a “Continuing Employee”) (i) a base annual salary or hourly wage rate and cash bonus opportunity that is no less favorable than the base annual salary or hourly wage rate and cash bonus opportunity, respectively, to which such Continuing Employee was entitled immediately prior to the Offer Acceptance Time, (ii) other compensation (excluding any equity or equity-based compensation) that is no less favorable in the aggregate than the other compensation (excluding any deferred compensation, retention and change in control payments, transaction bonuses, equity, equity-based or other long-term compensation) provided to such Continuing Employee immediately prior to the Offer Acceptance Time and (iii) employee benefits (other than equity or equity-based, nonqualified deferred compensation, defined benefit pension, and retiree or post-employment health or welfare benefits) that are substantially comparable, in the aggregate, to those (other than equity or equity-based, nonqualified deferred compensation, defined benefit pension, and retiree or post-employment health or welfare benefits) made available by the Company and its Subsidiaries to the Continuing Employees immediately prior to the Offer Acceptance Time.

(b)           With respect to each material Company Benefit Plan, within twenty (20) Business Days after the date of this MoU, the Company shall deliver to Parent a true and complete copy of, as applicable: (i) each Company Benefit Plan and all material amendments thereto for which the Company previously only provided a high-level description pursuant to Section 4.14(a) or to the extent not provided prior to the date of this MoU, (ii) all related trust agreements, insurance contracts or policies or other funding arrangements and all amendments thereto, (iii) with respect to any such Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code, any applicable determination or opinion letter issued by the Internal Revenue Service of the United States (the “IRS”) confirming the tax-qualified status of such Company Benefit Plan, (iv) annual reports or returns, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recently completed plan year, (v) the most recent summary plan description, for each Company Benefit Plan subject to ERISA and all summaries of material modifications thereto and (vi) all related notices and correspondence from a Relevant Authority that relate to any Company Benefit Plan.

(c)            Following the Offer Acceptance Time, Parent shall use its reasonable best efforts, or shall cause its Subsidiaries (including the Company and its Subsidiaries) to use their reasonable best efforts to, cause any employee benefit plans established, maintained or contributed to by Parent or any of its Subsidiaries that cover the Continuing Employees following the Offer Acceptance Time (collectively, the “Parent Plans”) to (i) recognize the pre-Offer Acceptance Time service of participating Continuing Employees with the Company for purposes of vesting and eligibility to participate in any 401(k) and paid time off plans, and for purposes of determining the level of paid time off benefit entitlement, to the same extent and for the same purpose as such service was recognized under the corresponding Company Benefit Plan in effect prior to the Offer Acceptance Time except to the extent such service credit would result in a duplication of benefits or compensation for the same period, (ii) in the plan year in which the Offer Acceptance Time occurs, with respect to a Parent Plan that is a group health plan, use commercially reasonable efforts to (y) waive any pre-existing condition limitations for participating Continuing Employees to the extent such limitations did not apply or were satisfied under the comparable Company Benefit Plan in effect immediately prior to the Offer Acceptance Time and (z) provide credit to each participating Continuing Employee under the applicable Parent Plan that is a group health plan for amounts paid by the Continuing Employee prior to the Offer Acceptance Time during the year in which the Offer Acceptance Time occurs under the comparable Company Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.

(d)            Parent shall use its reasonable best efforts to cause, or shall cause the Company and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee has accrued but has not used as of the Offer Acceptance Time.

(e)            Without limiting the generality of Section 10.4, nothing in this Section 7.3, express or implied, (i) is intended to or shall confer upon any Person other than the Parties hereto, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever, including any third party beneficiary rights, under or by reason of this MoU, (ii) shall establish, or constitute an establishment, amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Company Benefit Plan, Parent Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (iii) shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries to (y) establish, amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (z) terminate the employment or service of any Person at any time for any or no reason, (iv) shall establish any covenant or obligation on the part of Parent or its Subsidiaries (including following the Offer Acceptance Time, the Company or any of its Subsidiaries) with respect to employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances or (v) shall create any obligation on the part of Parent or its Subsidiaries (including, following the Offer Acceptance Time, the Company or any of its Subsidiaries) to employ or engage any individual, including any Continuing Employee, for any period following the Offer Acceptance Time, or create any right to any particular term or condition of employment or service.

(f)             Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

7.4.          Financing.

(a)            Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate the Equity Financing at or prior to the Offer Acceptance Time. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Equity Commitment Letter; (ii) complying with its obligations under the Equity Commitment Letter; (iii) satisfying on a timely basis all conditions precedent applicable to Parent or its Affiliates in the Equity Commitment Letter that are in Parent’s or its Affiliates’ control; (iv) enforcing its rights under the Equity Commitment Letter; and (v) consummating the Equity Financing at or prior to the Offer Acceptance Time, including by causing the financing sources named therein to fund the Equity Financing in accordance with the terms of this MoU and the Equity Commitment Letter.

(b)            Parent shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Equity Commitment Letter if such amendment, modification or waiver (i) reduces the aggregate amount of the Equity Financing, (ii) would impose new or additional conditions or other terms to the Equity Financing, or otherwise amend, modify or waive any of the conditions to the receipt of the Equity Financing, in a manner that would reasonably be expected to delay, prevent or impair the funding of the Equity Financing at the Offer Acceptance Time or make the satisfaction of the conditions to obtaining the Equity Financing less likely to occur or (iii) adversely impacts the ability of Parent or the Company to enforce its rights against the other parties to the Equity Commitment Letter in accordance with the terms and conditions contained therein.

7.5.           Post-Offer Reorganizations.

7.5.1.        Company Covenants. As promptly as is reasonably practicable following the completion of the Post-Offer Consultation, the Company shall:

(a)            form Demerger Sub;

(b)            (i) execute and deliver the Demerger Agreement (together with all amendments reasonably agreed by Parent and the Company and all documents and instruments contemplated thereby in the form reasonably satisfactory to Parent and the Company, the “Demerger Documentation”) and (ii) comply with, and procure that Demerger Sub will comply with, the terms and conditions of the Demerger Documentation; and

(c)            (i) execute and deliver the Merger Agreement (together with all amendments reasonably agreed by Parent and the Company and all documents and instruments contemplated thereby in the form reasonably satisfactory to Parent and the Company, the “Merger Documentation”) and (ii) use their reasonable best efforts to comply with the terms and conditions of the Merger Documentation.

7.5.2.        Parent Covenants. As promptly as is reasonably practicable after the date hereof, Parent shall:

(a)            procure that Purchaser forms a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands that is a direct, wholly owned subsidiary of Purchaser (“Merger Sub”);

(b)            (i) execute and deliver, and cause Merger Sub to execute and deliver, the Merger Documentation and (ii) comply with, and cause Merger Sub to comply with, the terms and conditions of the Merger Documentation; and

(c)            cause Merger Sub not to engage in any business activities, own property or incur any liabilities or obligations except as contemplated by this MoU or incident to its formation.

7.5.3.        Convertible Senior Notes. At the Offer Acceptance Time, Parent and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the trustee to execute, any supplemental indenture(s) required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s).  Prior to the Offer Acceptance Time, the Company shall deliver all notices and take all other actions required under the terms of the Convertible Senior Notes or the Convertible Notes Indenture (or required by applicable Law with respect to the Convertible Senior Notes or the Convertible Notes Indenture), including, without limitation, the giving of any notices that may be required in connection with the Offer, including with respect to any repurchases or conversions of the Convertible Senior Notes occurring as a result of or in connection with the Offer, and the Company will provide copies of such notice or other document to Parent a reasonable time (and in any event at least two (2) Business Days) prior to delivering any such notice or other document described in this Section 7.5.3 and shall reasonably consider all comments provided by Parent with respect thereto.  For the avoidance of doubt, the transactions contemplated by this Agreement, wherever referred to in this Agreement, shall be deemed to include effecting any repurchases or conversions and taking all other actions required under the terms of the Convertible Senior Notes and the Convertible Notes Indenture at and prior to the Offer Acceptance Time. Following the Offer Acceptance Time, Parent will (and will cause the Company to) ensure that the Convertible Senior Notes will not be converted into any consideration, other than cash.

7.5.4.        Additional Company Covenants. Prior to the Offer Acceptance Time, the Company shall (and shall cause each of its Subsidiaries to) reasonably cooperate with Parent (at Parent’s sole cost) in order to facilitate the prompt consummation of (a) the Asset Sale, the Liquidation and Second Step Distribution, the Demerger and the Merger and (b) any of the other transactions contemplated by Section 3.7 that are approved by the Company in writing (which such approval shall not be unreasonably withheld, conditioned or delayed), in each case, following the Offer Acceptance Time. Notwithstanding anything in this MoU to the contrary, any actions taken by the Company or its Subsidiaries in furtherance of this Section 7.5.4 at the request of Parent shall not affect the representations, warranties, covenants or agreements of any of the parties hereto or the conditions to the obligations of any of the parties hereto hereunder and notwithstanding anything to the contrary in this Section 7.5.4, the parties agree that the taking of any such actions will not be taken into account for purposes of determining whether any Offer Condition or condition to the Transactions has been satisfied or whether any right of termination arises under Article IX.

7.5.5.        Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its compensation committee) shall use reasonable efforts to take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any then effective employment compensation, severance or other employee arrangement between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds Company Securities.  Promptly upon Parent or any of its Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 7.5.5.

7.5.6.        No Employment Discussions. Except as approved by the Company Board, at all times from and after the date of this Agreement until the Offer Acceptance Time, Parent and each of its Affiliates (including Purchaser) will not, and will not permit any of their respective Representatives to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company or any of its Subsidiaries (i) regarding any continuing employment or consulting relationship Parent, Purchaser, the Company or any of their respective Subsidiaries from and after the Offer Acceptance Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than as set forth in Section 3.2 in connection with the Offer in respect of such holder’s Company Securities; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Purchaser or the Company to finance any portion of the Transactions.

Article VIII

CONDITIONS

8.1.           Minimum Condition. Notwithstanding any other terms or provisions of the Offer, neither Parent nor Purchaser shall be obligated to accept for payment, nor, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall Parent or Purchaser be obligated to pay for, and Parent or Purchaser may delay the acceptance for payment of or payment for, any validly tendered Company Shares (including Company Shares represented by ADSs), pursuant to the Offer (and not theretofore accepted for payment or paid for), unless immediately prior to the expiration of the Offer (as extended in accordance with this MoU), the number of Company Shares (including Company Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date) and Unsellable Vested Company Free Shares validly tendered (including, by exercising the Free Share Liquidity Mechanism) pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date) that are validly tendered pursuant to the Offer, and Company Shares then beneficially owned by Parent or Purchaser (if any), represents at least 80%, or, in Parent or Purchaser’s sole discretion, a lower percentage; provided that in no event will such percentage be lower than 67%, of, without duplication, (a) all Company Shares (including Company Shares represented by ADSs) then outstanding (including any Company Shares held in escrow) plus (b) all Company Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights, or other rights to acquire Company Shares then outstanding (including pursuant to any Company Share Options, Company Free Shares and Company Warrants but excluding pursuant to the Convertible Senior Notes), regardless of whether or not then vested but, in each case, after giving effect to the cancellation of any Company Share Options, Company Free Shares and Company Warrants in the manner set forth in Section 3.5.1, Section 3.5.2 and Section 3.5.3, as applicable (such condition in this Section 8.1, the “Minimum Condition”); provided that Parent or Purchaser may, in its sole discretion, amend at any time and from time to time any reference to 80% in the foregoing definition of Minimum Condition to a percentage not less than 67%. Notwithstanding any provision in this MoU to the contrary, neither Parent nor Purchaser, nor any other Person, may waive the Minimum Condition without the prior written consent of the Company.

8.2.          Additional Conditions to the Consummation of the Offer. Notwithstanding any other provision of the Offer or this MoU, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer (subject to the provisions of this MoU), and subject to any applicable rules and regulations of the SEC, Purchaser shall not be required to accept for payment or pay for any Company Shares tendered pursuant to the Offer or undertake and perform the other obligations of Purchaser pursuant to Section 3.5.1, Section 3.5.2 and Section 3.5.3, and may terminate the Offer and this MoU, if (i) the Minimum Condition has not been satisfied by one minute after 11:59 p.m. (New York City time) on the Expiration Date (including, for the avoidance of doubt, any extension thereof) or (ii) as of immediately prior to acceptance for payment of any Company Shares, any of the following conditions shall not be satisfied or have been waived to the extent legally permissible:

(a)            (i) the representations and warranties of the Company set forth in Sections 4.2(a) and 4.2(e) shall be true and correct in all respects, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Parent and Purchaser, individually or in the aggregate, that is more than $7,500,000, (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2 (other than Sections 4.2(a) and 4.2(e)), 4.3, 4.21 and 4.23 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases except the extent such representation or warranty relates to an affirmative obligation to list disclosure), except as would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) each of the other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect,” or other qualifications based on the word “material” or similar phrases, except with respect to Section 4.8(b) or to the extent such representation or warranty relates to an affirmative obligation to list disclosure), in the case of this clause (iii) only, where the failure of such representations and warranties of the Company to be so true and correct does not have, and would not reasonably be expected to have, a Material Adverse Effect, in each case of clauses (i), (ii), and (iii), as of the date of this MoU and as of the Expiration Date, as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date);

(b)            the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under this MoU prior to the Expiration Date;

(c)            since the date of this MoU, there shall have not occurred a Material Adverse Effect;

(d)            Parent and Purchaser shall have received a certificate executed by an executive officer of the Company, dated as of the Expiration Date, to the effect that each of the conditions described in clauses (a), (b), and (c) of this Section 8.2 have been satisfied;

(e)            the Regulatory Approvals shall have been granted or obtained (or relevant waiting periods shall have expired or been terminated), unless waived by Parent in its sole discretion;

(f)             no Relevant Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and has the effect of making the Offer illegal or otherwise prohibiting the consummation of the Offer or the other transactions contemplated by this MoU (a “Restricting Law”); and

(g)            this MoU shall not have been validly terminated in accordance with its terms.

Article IX

TERMINATION

9.1.          Termination by Mutual Agreement. This MoU may be terminated by mutual written agreement of Parent and the Company at any time prior to the Offer Acceptance Time.

9.2.          Termination by Either Party. This MoU may be terminated by either Parent or the Company with a written notice to the other Party:

(a)            if the Offer Acceptance Time has not occurred by the Outside Date (as it may be extended in accordance with this MoU); provided, however, that the right to terminate this MoU pursuant to this Section 9.2(a) is not available to any Party whose failure to perform any covenant or obligation under this MoU has been the principal cause of the failure of the Offer Acceptance Time to occur prior to the Outside Date;

(b)            if any Relevant Authority of competent jurisdiction shall have (i) denied in writing any Regulatory Approval required under Section 8.2(e), or (ii) enacted, issued, promulgated, enforced or entered any Restricting Law, and in each case of clauses (i) and (ii) such denial or Restricting Law shall have become final, binding and non-appealable, as applicable; provided, however, that the right to terminate this MoU pursuant to this Section 9.2(b) shall not be available to any Party (x) whose failure to perform any covenant or obligation under this MoU (including any obligation under Section 6.1) or (y) whose material breach of this MoU has been the principal cause of, or resulted in, the occurrence of any of the events referred to in this Section 9.2(b); or

(c)            at any time prior to the public announcement of the Company Board Recommendation, if (i) the Company Board effects a Change in Company Announcement Statement or (ii) a Failure to Issue the Company Board Recommendation occurs, in each case, following the later of the Consultation on the Offer and the Post-Offer Consultation (or, in the case of a new consultation pursuant to Section 2.1(c), following such new consultation) in accordance with Section 2.3.

9.3.          Termination by Parent. This MoU may be terminated by Parent prior to the Offer Acceptance Time with a written notice to the Company:

(a)            if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this MoU shall have occurred, which breach or failure to perform (i) would result in a failure of any Offer Condition and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Outside Date; provided that Parent shall not have the right to terminate this MoU pursuant to this Section 9.3(a) if Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(b)            if (i) the Company Board effects a Change in Company Announcement Statement or a Failure to Issue the Company Board Recommendation occurs (other than solely in accordance with Section 2.3) or a Change in Company Board Recommendation or (ii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 (except, in the case of clause (ii), to the extent that the Company effects a Change in Company Board Recommendation, the Company Effects a Change in Announcement Statement or there occurs a Failure to Issue the Company Board Recommendation in compliance with Section 7.1.2(f)).

9.4.           Termination by the Company. This MoU may be terminated by the Company prior to the Offer Acceptance Time with a written notice to Parent:

(a)            if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Purchaser set forth in this MoU shall have occurred, which breach or failure to perform (a) shall have had a Parent Material Adverse Effect, and (b) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the Outside Date; provided that the Company shall not have the right to terminate this MoU pursuant to this Section 9.4 if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(b)            in order to enter into an agreement with respect to a Superior Proposal pursuant to Section 7.1.2(f); provided, however, that the Company shall not terminate this MoU pursuant to this Section 9.4(b), unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee; provided, however, that the Company has otherwise complied in all respects (other than de minimis noncompliance unrelated to such Superior Proposal) with the provisions of Section 7.1.2.

9.5.          Effect of Termination.

9.5.1.       Effect of Termination. In the event of termination of this MoU pursuant to this Article IX, this MoU (other than as set forth in this Section 9.5 and Section 10.1) shall cease to have any further effect with no liability on the part of any Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), subject, where relevant, to full payment by the Company of the reimbursements or fees specified in Section 9.5.2; provided, however, that no such termination shall relieve any Party of any contractual or other liability or damages to the extent arising from any fraud or intentional breach of this MoU prior to termination of this MoU pursuant to this Article IX; provided, however, that the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Relevant Authority in connection with the Offer. For purposes of this MoU, “intentional breach” shall mean (a) with respect to any breach of a representation or warranty contained in this MoU, a material breach of such representation or warranty that has been made with the knowledge of the breaching Party, which breach would give rise to the failure of any Offer Condition, (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this MoU (other than those in Section 7.1.2), a material breach, or material failure to perform, that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act is a material breach of this MoU, and (c) with respect to any breaches or failures to perform any of the covenants or other agreements contained in Section 7.1.2, a breach, or failure to perform, that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act is a breach of Section 7.1.2. Notwithstanding the foregoing and subject to Section 10.16, and without limiting Section 10.16 and the express terms of the Equity Commitment Letter, (w) in no event shall the aggregate amount (whether relating to any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses directly or indirectly incurred or suffered by any Person) payable by Parent, Purchaser or any of their respective Affiliates (including, for the avoidance of doubt, the Fund) or Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) to the Company for breaches or violations of this Agreement or any other document, certificate or agreement referenced herein or executed or delivered in connection with the consummation of the transactions contemplated hereby exceed $167,603,691 (the “Parent Liability Limitation”) in the aggregate for all such breaches and violations, (x) in no event shall the Company be permitted or entitled to both a grant of specific performance that results in the Offer Acceptance Time occurring and any money damages (it being understood that the foregoing shall not limit the Company’s ability to pursue both remedies simultaneously), (y) in no event shall the Company seek or obtain, nor with it permit any of its Representatives or any other Person acting on its behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties, and (z) in no event will the Company or any of its Affiliates be entitled to seek or obtain consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this MoU or the Transactions (including the Offer), the termination of this MoU, the failure of the Offer Acceptance Time to occur or any claims or actions under applicable Law arising out of any such breach or termination. In addition, Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any claims or Actions resulting from, relating to or arising out of the termination of this Agreement (including any claim or obligation with respect to the payment of money damages) by agreeing to consummate transactions required to be consummated at the Offer Acceptance Time in accordance with the terms of this Agreement and, subject to the satisfaction of the Minimum Condition, actually causing the Offer Acceptance Time to have occurred within three (3) Business Days thereafter.

9.5.2.       Fees Payable by the Company.

(a)        In the event that either Party terminates this MoU pursuant to Section 9.2(c), the Company shall within two (2) Business Days pay by wire transfer of same day funds to Parent an amount equal to $7,000,000, which amount the Parties acknowledge and agree represents a good faith estimate of the fees, costs and expenses (including financial and legal advisor fees) Parent will incur in connection with the transactions contemplated by this MoU (including the negotiation thereof) (the “Expense Reimbursement”).

(b)        The Company Termination Fee shall be payable by the Company to Parent in the event that Parent terminates this MoU pursuant to Section 9.3(b).

(c)        The Company Termination Fee shall be payable by the Company to Parent in the event that (i) (x) either Party terminates this MoU pursuant to Section 9.2(a) (solely as a result of the Minimum Condition failing to have been satisfied prior to such termination), (y) Parent terminates this MoU pursuant to Section 9.3(a) as a result of a material failure to perform any covenant or agreement on the part of the Company set forth in this MoU or (z) either Party terminates this MoU pursuant to Section 9.2(c) and (ii) (A) solely in the case of the foregoing clauses (x) and (y), following the execution and delivery of this MoU and prior to such termination, an Alternate Proposal has been publicly announced, made publicly known or otherwise publicly disclosed and not publicly withdrawn or otherwise publicly abandoned, (B) solely in the case of the foregoing clause (z), following the execution and delivery of this MoU and prior to such termination an Alternate Proposal has been disclosed or communicated (publicly or privately) to the Company Board, and (C) within nine months of such termination, the Company or any of its Subsidiaries consummates an Alternate Proposal or enters into an Alternate Proposal Agreement that is subsequently consummated (in each case, whether or not such Alternate Proposal is the same Alternate Proposal described in clause (A) or clause (B) above); provided that for the purposes of this Section 9.5.2(c), the term “Alternate Proposal” shall have the meaning set forth in Section 1.1, except that all references to “25%” in the definition of “Alternate Proposal” shall be replaced by “majority”.

(d)        The Company Termination Fee shall be payable by the Company to Parent in the event that the Company terminates this MoU pursuant to Section 9.4(b).

(e)        Any fee payable by the Company to Parent pursuant to this Section 9.5.2 shall, notwithstanding the termination of this MoU, be made by wire transfer of same day funds (i) within two (2) Business Days following a termination contemplated by Section 9.5.2(b), (ii) in the case of a termination by the Company pursuant to Section 9.4(b), concurrently with and as a condition to such termination and (iii) concurrently with the consummation of an Alternate Proposal Agreement contemplated by Section 9.5.2(c). For the avoidance of doubt, fees or reimbursements payable by the Company to Parent pursuant to this Section 9.5.2 are not cumulative and in no event shall more than one fee or reimbursement be payable by the Company to Parent pursuant to this Section 9.5.2.

(f)         Notwithstanding the obligation of the Company to pay the Expense Reimbursement or Company Termination Fee, as applicable, Parent may, in lieu of receipt thereof, elect in its sole discretion to make a claim and pursue money damages for any liability or damages resulting from any fraud or intentional breach by the Company of this MoU (it being understood that any such election shall be deemed an irrevocable waiver of Parent’s right to the Expense Reimbursement or Company Termination Fee, as applicable); provided that, (x) in no event shall the aggregate amount (whether relating to any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses directly or indirectly incurred or suffered by any Person) payable by the Company Related Parties (as defined below) to Parent or any of its Affiliates for breaches or violations of this Agreement or any other document, certificate or agreement referenced herein or executed or delivered in connection with the consummation of the transactions contemplated hereby exceed $83,801,846 in the aggregate for all such breaches and violations (the “Company Liability Limitation”); (y) in no event shall Parent or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against the Company Related Parties; and (z) in no event will Parent or any of its Affiliates be entitled to seek or obtain consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this MoU or the Transactions (including the Offer), the termination of this MoU, the failure of the Offer Acceptance Time to occur or any claims or actions under applicable Law arising out of any such breach, termination or failure. Subject to the foregoing sentence, and except in the case of fraud, Parent agrees that, upon any termination of this MoU under circumstances where the Expense Reimbursement or the Company Termination Fee is payable by the Company pursuant to this Section 9.5.2 and such Expense Reimbursement or the Company Termination Fee, as applicable, is paid in full, the receipt of the Expense Reimbursement or Company Termination Fee, as applicable, in such circumstance shall constitute the sole and exclusive remedy of Parent, Purchaser (and each of their respective Affiliates) against the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this MoU to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this MoU, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and upon receipt of the Expense Reimbursement or the Company Termination Fee, as applicable, in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this MoU, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that the obligations under the Confidentiality Agreement shall continue to survive); provided that, the foregoing shall not be deemed to limit Parent’s right to collect the Expense Reimbursement pursuant to Section 9.5.2(a) and the Company Termination Fee pursuant to Section 9.5.2(c) following a termination of this MoU pursuant to Section 9.2(c) (it being understood that, if the Company Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Company of the Expense Reimbursement, the amount of the Expense Reimbursement actually received by Parent shall be deducted from the Company Termination Fee due and payable to Parent).

9.5.3.       Interest. Each of the Company and Parent acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this MoU, and that, without these agreements, the other Party would not enter into this MoU; accordingly, if the Company fails to promptly pay or cause to be paid the amount due pursuant to this Section 9.5, and, in order to obtain such payment, Parent commences a judicial proceeding in accordance with Section 10.14 that results in an award or a judgment against the Company for the payment set forth in this Section 9.5 or any portion of such payment, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such judicial proceedings in each case in accordance with Section 10.14, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In no event shall the Company be obligated pursuant to this Section 9.5 to pay the Company Termination Fee more than once, or the reimbursement of any fees, costs or expenses contemplated by Section 9.5.2(a) more than once, whether or not such fees may be payable under more than one provision of this MoU at the same or at different times and the occurrence of different events.

Article X

MISCELLANEOUS

10.1.        Survival. This Article X, the agreements of the Company and Parent contained in Section 9.5 and the Confidentiality Agreement shall survive the termination of this MoU. No other representations, warranties, covenants and agreements in this MoU shall survive the consummation of the Offer or the termination of this MoU, other than covenants and agreements whose performance is expressly contemplated to occur after the consummation of the Offer (including, without limitation, the provisions set forth in Section 3.4 and Section 7.5, which shall survive until the consummation of the Post-Offer Reorganizations as described in Section 7.5). The Confidentiality Agreement shall terminate automatically at the Offer Acceptance Time.

10.2.        Amendment and Waiver.

(a)           Any provision of this MoU may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective; provided that any such amendment shall require the approval of a majority of the directors of the Company then in office who were not designated by Purchaser; provided, further that to the extent that there are no such directors or such directors are not available, the approval of the individuals set forth on Section 10.2(a) of the Company Disclosure Letter shall be required; provided, further that, notwithstanding any provision herein to the contrary, the Minimum Condition shall not be waived by Purchaser, Parent or any other Person without the prior written consent of the Company.

(b)           No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3.        Assignment. Neither this MoU nor any of the rights, interests or obligations under this MoU may be assigned, in whole or in part, by either Party (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that each of Parent or Purchaser may, without any consent required, assign its rights and obligations hereunder (a) to any of its Affiliates, (b) to any purchaser or acquirer of Parent, Purchaser, the Company or their respective Subsidiaries after the Offer Acceptance Time or (c) to any of its lenders as collateral security, in each case provided that no such assignment shall relieve Parent or Purchaser, as applicable, of its obligations hereunder. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the immediately preceding provisions of this Section 10.3, this MoU shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

10.4.        Entire Agreement; No Third-Party Beneficiaries. This MoU (including any Annexes hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and undertakings among the Parties or any of their Affiliates with respect to the subject matter hereof and thereof. Other than as expressly provided in Section 7.2.4 with respect to any current or former director or officer of the Company (who shall have such rights as set forth in Section 7.2.4), Section 3.4 with respect to the Independent Directors, this MoU is not intended to, and does not confer upon any Person other than the Parties any rights or remedies hereunder.

10.5.        Severability. The terms and conditions of this MoU shall be deemed severable and the invalidity or unenforceability of any term or condition shall not affect the validity or enforceability of the other terms or conditions hereof. If any term or condition of this MoU (or any portion thereof), or the application of any such term or condition (or any portion thereof) to any Person or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted therefor in order to carry out, so far as may not affect the interests of the Party or Parties concerned, as applicable, be valid and enforceable, the intent and purpose of such invalid or unenforceable provision or portion thereof and (ii) the remainder of this MoU and the application of such term or condition to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term or condition, or the application thereof, in any other jurisdiction.

10.6.        Headings. The Article, Section and paragraph headings and table of contents contained in this MoU are for reference purposes only and shall not in any way affect the meaning or interpretation of this MoU.

10.7.        Company Disclosure Letter. Any disclosure contained in any section or subsection of the Company Disclosure Letter shall apply to and qualify that particular section or subsection of this MoU to which it corresponds and such other sections or subsections of this MoU to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also applies to or qualifies such other sections or subsections. The mere inclusion of any item in the Company Disclosure Letter as an exception to a representation or warranty of the Company in this MoU shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has been or is reasonably expected to have been, a Material Adverse Effect or trigger any other materiality qualification.

10.8.        Expenses. Except as otherwise expressly provided in this MoU, all costs and expenses incurred in connection with this MoU and the transactions contemplated by this MoU shall be paid by the Party incurring such expenses.

10.9.        Transfer Taxes. Except as otherwise expressly provided in this MoU, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Offer or the transactions contemplated by this MoU shall be paid by Parent.

10.10.      Remedies. Except as otherwise expressly provided in this MoU, any and all remedies expressly conferred upon a Party to this MoU shall be cumulative with, and not exclusive of, any other remedy contained in this MoU. The exercise by a Party to this MoU of any one remedy shall not preclude the exercise by it of any other remedy.

10.11.      Privilege. To the extent that any confidential information exchanged between the Parties in connection with this MoU is covered or protected by legal advice, litigation, common interest or any other applicable privilege or doctrine, disclosure of such confidential information to a Party or its representatives does not constitute a waiver of any such privilege. Each Party agrees to assert all such privileges in opposition to any request for disclosure of confidential information propounded by any third party.

10.12.      Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one Business Day after transmission to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Parent:

Tahoe Bidco (Cayman), LLC

c/o Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, California 94111
Email: sboro@thomabravo.com; cvirnig@thomabravo.com
Attention: Seth Boro; Chip Virnig

With a copy to (which shall not constitute a notice to Parent):

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Email: corey.fox@kirkland.com; bradley.reed@kirkland.com; peter.stach@kirkland.com
Attention: Corey D. Fox, P.C.; Bradley C. Reed, P.C.; Peter Stach

and

Kirkland & Ellis LLP
43/45 avenue Kléber, 75116
Paris, France
Email: vincent.ponsonnaille@kirkland.com
Attention: Vincent Ponsonnaille

If to the Company:

Talend S.A.
800 Bridge Parkway
Suite 200
Redwood City, California 94065
Email: cbemont@talend.com
Attention: Christal Bemont

With a copy to (which shall not constitute a notice to the Company):

Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA, 94105
Email: rishi@wsgr.com; mbaudler@wsgr.com; psandor@wsgr.com
Attention: Rob Ishii; Mark Baudler; Patrick Sandor

and

Gide Loyrette Nouel A.A.R.P.I
15 rue de Laborde

75008

Paris, France
Email: TEZENAS-DU-MONTCEL@gide.com; dj.sebag@gide.com
Attention: Antoine Tezenas-Du-Montcel; David-James Sebag

Any notice given by mail or international courier service shall be effective when delivered. Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.

10.13.        Governing Law. This MoU shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided that the fiduciary duties of the Company Board shall be exclusively governed by and construed in accordance with the laws of France, without regard to the conflicts of law rules of such jurisdiction.

10.14.        Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this MoU, the transactions contemplated hereby or the negotiation, validity or performance of this MoU (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.12 shall be deemed effective service of process on such party.

10.15.        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS MOU, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS MOU.

10.16.        Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this MoU were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties hereto agree that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this MoU or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 10.14, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

10.17.        Counterparts. This MoU may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this MoU to be duly executed by their respective authorized officers as of the date set forth on the cover page of this MoU.

TALEND S.A.

By:	/s/ Christal Bemont

Name:	Christal Bemont

Title:	Chief Executive Officer

[Signature Page to Memorandum of Understanding]

IN WITNESS WHEREOF, the Parties hereto have caused this MoU to be duly executed by their respective authorized officers as of the date set forth on the cover page of this MoU.

TAHOE BIDCO (CAYMAN), LLC

By:	/s/ Seth Boro

Name:	Seth Boro

Title:	Authorised Signatory

[Signature Page to Memorandum of Understanding]

ANNEX 1

See attached.

ANNEX 2

•	Part I, Chapter 3 of the Austrian Cartel Act 2005, as amended.

•	German Act against Restraints of Competition, as amended (Gesetz gegen Wettbewerbsbeschränkungen)